                                                Filed pursuant to Rule 424(B)(1)
                                                Registration No. 333-36457




PROSPECTUS

[LOGO]                          2,900,000 SHARES
                     RITCHIE BROS. AUCTIONEERS INCORPORATED
                                 COMMON SHARES
                            ------------------------

     All of the Common Shares (the "Common Shares") offered hereby (the "Offering") are being offered by Ritchie Bros. Auctioneers Incorporated in the United States and internationally outside the United States.

     Prior to the Offering, there has been no public market for the Common Shares. For a discussion of the factors considered in determining the initial public offering price of the Common Shares, see "Underwriting."

     The Common Shares have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "RBA."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

============================================================================================================
                                                   PRICE TO           UNDERWRITING         PROCEEDS TO
                                                    PUBLIC           COMMISSION(1)          COMPANY(2)
------------------------------------------------------------------------------------------------------------
Per Share...................................        $17.00               $1.19                $15.81
------------------------------------------------------------------------------------------------------------
Total(3)....................................     $49,300,000           $3,451,000          $45,849,000
============================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $850,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to 435,000 additional Common Shares solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Commission and Proceeds to Company will be $56,695,000, $3,968,650 and $52,726,350, respectively. See
    "Underwriting."
                            ------------------------

     The Common Shares offered hereby are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares will be made in New York, New York on or about March 13, 1998.
                            ------------------------

MERRILL LYNCH & CO.
                              FURMAN SELZ
                                                      MORGAN STANLEY DEAN WITTER
                            ------------------------

                 The date of this Prospectus is March 9, 1998.

                                   [PICTURE]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON SHARES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and related notes thereto and the other financial information included elsewhere in this Prospectus. Except as otherwise noted or unless the context otherwise requires, (i) "Ritchie Bros." or the "Company" refers to Ritchie Bros. Auctioneers Incorporated, either alone or together with its subsidiaries, (ii) the information in this Prospectus gives effect to the combination of the predecessor entities to the Company as if completed on May 1, 1992, (iii) "fiscal" in connection with a year means the 12 months ended April 30 of the calendar year specified, (iv) "$" or "dollars" refers to United States dollars and (v) the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. See "-- The Company," "The Reorganization" and "Underwriting." The financial statements included elsewhere in this Prospectus have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). Effective December 31, 1997, the Company changed its fiscal year end from April 30 to December 31.

     The Ritchie Bros. logo and Ritchie Bros. Auctioneers are among the Company's trademarks. Trademarks of other entities are also included in this Prospectus.

                                  THE COMPANY

     Ritchie Bros. is the world's leading auctioneer of industrial equipment, operating through 50 locations in 13 countries in North America, Europe, Asia and Australia. The Company sells, through public auctions, a broad range of used industrial equipment, including equipment used in the construction, transportation, mining, forestry, petroleum and agricultural industries. Ritchie Bros. conducts its auctions on an unreserved basis, with each and every item being sold to the highest bidder on the day of the auction, and no minimum prices or bidding permitted on behalf of consignors. Ritchie Bros. attracts a broad international base of customers to its auctions through its worldwide marketing efforts and reputation for conducting auctions through a fair selling process. Many of the Company's customers are both consignors and buyers. Management believes that the Company's reputation and leading market position, as well as the breadth and international composition of the customers at Ritchie Bros.' auctions, result in a greater volume of consigned equipment and higher gross auction sales than in other auction venues.

     Ritchie Bros.' auction business has experienced significant growth over the last five years. During that period, the Company's gross auction sales have grown from $477.1 million in its fiscal year ended April 30, 1993 to $792.9 million in its fiscal year ended April 30, 1997, representing a compound annual growth rate of 13.5%. During the same five fiscal years, the Company's annual auction revenues have grown from $45.0 million to $72.2 million, representing a compound annual growth rate of 12.5%, and income before income taxes has grown from $13.0 million to $25.0 million, representing a compound annual growth rate of 17.8%. During the eight-month period ended December 31, 1997, the Company had gross auction sales of $681.4 million and auction revenues of $60.0 million, representing growth over the corresponding period in 1996 of 29.1% and 27.2%, respectively.

KEY STRENGTHS

     Ritchie Bros. has several key operating strengths that provide distinct competitive advantages which have enabled the Company to achieve significant and profitable growth.

     Reputation for Conducting Fair Auctions. Management believes that the Company's highly publicized commitment to fair dealing and the unreserved auction process has been a key contributor to the Company's past growth and success. All Ritchie Bros. auctions are unreserved, meaning that there are no minimum prices; each and every item is sold to the highest bidder on the day of the auction. By contract, each consignor is prohibited from bidding on its own consigned items at the auction, or in any way artificially affecting the auction result. In addition, the Company adheres to a policy prohibiting it from artificially affecting the auction result by bidding on any items being auctioned. Each bidder has confidence that if he or she makes the highest bid for an item, even if that bid is less than the item's anticipated sale price, the item will be sold to that bidder. Management believes that Ritchie Bros.' reputation for conducting fair auctions is a major competitive advantage. Ritchie Bros.' auctions generally draw a larger number of bidders than other industrial equipment auctions. The larger bidder audience at a Ritchie Bros. auction attracts potential consignors who reason that a large number of bidders competing for the same items is the best way to maximize the selling price of their equipment. Greater volume and selection of consigned equipment at an auction, in turn, attracts more bidders to the auction in a process that is self reinforcing.

     High Quality Services for Consignors and Bidders. Ritchie Bros.' auction operations are conducted on a standardized basis around the world and provide consignors assurance that they will obtain the best return on their dispositions of equipment and bidders confidence that they will be given the opportunity to obtain equipment at a fair price.

     For consignors, Ritchie Bros.' comprehensive services typically begin with an equipment appraisal that gives the prospective consignor a reliable and credible estimate of the value of the appraised equipment. Ritchie Bros. stands behind each of its appraisals with a proposal, tailored to the consignor, that may include an alternative commission structure based upon a guaranteed minimum level of gross sale proceeds, or an outright purchase. Ritchie Bros.' willingness to take consignment of a customer's full equipment fleet (and all ancillary assets, including inventories, parts, tools, attachments and construction materials), rather than only the most desirable items, is another important service to the consignor. Ritchie Bros. also offers repair and refurbishment services to consignors, and provides advice on how to present the equipment in order to maximize the consignor's proceeds. On behalf of the consignors, the Company contracts with selected painters and other trade service providers at each of its auction sites and often provides facilities for on-site cleaning and refurbishment of equipment.

     For bidders, Ritchie Bros. provides an array of services to make the bidding and purchasing process convenient. Ritchie Bros. personnel perform extensive title searches on the equipment consigned, and the Company warrants free and clear title to each buyer. Equipment being offered at the auction is available for inspection by prospective buyers prior to the auction. Other services include a reception on the evening before the auction, expedited check-in procedures, streamlined paperwork and the provision of meeting rooms, third party financing, access to trucking and freight forwarding, vehicle registration and customs brokerage services at the auction site.

     International Scope. Ritchie Bros. markets each auction to a global customer base of potential bidders and consignors. Because international buyers are willing to travel to a Ritchie Bros. auction, consignors have confidence that they will receive the highest possible price for their equipment. Ritchie Bros. has conducted auctions in 16 countries throughout the world, and has offices in 13 countries. Approximately 17% of Ritchie Bros.' gross auction sales for its fiscal year ended April 30, 1997 represented purchases by bidders from countries outside of the country in which the auction was held.

     Proprietary Databases and Software. The Company's proprietary databases provide access to information regarding potential bidders and equipment valuations that, in the view of management, significantly enhances the Company's ability to effectively market its auction services. The Company's customer database contains over 250,000 names from over 160 countries and provides, in respect of each customer, information that can be used in developing a relationship with that customer, such as auction attendance, trade association membership, buying and travel habits and sales tax and banking information. The Company's database of equipment valuations, drawn from sale prices at its own auctions as well as other sources of information, allows the Company to identify market trends that both facilitate accurate appraisals and allow the Company to target its marketing in response to those trends.

     Size and Financial Strength. In the highly fragmented industrial equipment auction market, Ritchie Bros. is the world's largest auction company. Based upon an industry source that reports sales by companies in the construction equipment segment of the industrial equipment auction market, in calendar 1997 the reported gross auction sales of Ritchie Bros. in that segment exceeded the combined gross auction sales of the other 41 reported companies and exceeded three times the gross auction sales of the next largest auctioneer. Although the Company is not relying on such industry source as an expert, the Company believes that the information provided is reliable.

     Dedicated and Experienced Workforce. Ritchie Bros.' dedicated and motivated employees are an important strength of the Company. Of the Company's 146 sales and managerial employees, 43 have been with the Company for over 10 years and an additional 37 have been with the Company for over five years. Average annual turnover among the same group has been less than 7% over the three fiscal years ended April 30, 1997. All employees participate in a performance bonus plan tying their overall compensation to corporate and personal performance. Key employees have a substantial equity stake in the Company. The 15 beneficial owners of the Company's predecessor entities, all of whom have entered into employment agreements with the Company, have a combined 300 years of experience with Ritchie Bros., an average of 20 years per individual. See "Business -- Employees" and "Management."

GROWTH STRATEGY

     Ritchie Bros.' strategic objective is to continue its profitable growth by increasing income from operations in the Company's existing markets through developing new and upgrading existing permanent auction sites, and by expanding into new geographic markets. The Company is also assessing possible opportunities to expand its presence in market segments that the Company has not historically emphasized.

     Increase Income from Operations in Existing Geographic Markets. Management believes that developing new and upgrading existing permanent auction sites will increase the Company's income from operations. Such permanent, purpose-built sites enable the Company to enhance its corporate identity and establish a long-term presence in the communities in which they are located. By establishing itself in its local markets and by holding frequent and regularly scheduled auctions at its permanent sites, the Company is able to more consistently attract a large volume of consignors and bidders to its auctions.

     Expand into New Geographic Markets. The Company intends to continue to geographically expand its operations by (i) establishing additional auction operations in markets where it has had a strong long-term presence, such as parts of the United States, (ii) increasing its presence in newer markets, such as Europe, Asia, Australia and the Middle East, where it has begun to develop significant business, and (iii) entering new markets such as South America. Management believes that the Company's experience and demonstrated success in developing new geographic markets, its established international base of customers and its reputation as the world's preeminent industrial equipment auctioneer will provide significant advantages to the Company in its efforts to expand into new geographic markets.

     Expand into New Auction Market Segments. Ritchie Bros. will continue to assess possible opportunities to expand its presence in market segments that the Company has not historically emphasized. Management believes that expansion opportunities exist in agriculture and certain transportation segments of the industrial equipment auction market, among others. Such expansion could be pursued either by acquiring existing businesses, by hiring experienced personnel, or by internally generated growth.
                                ---------------

     The Company's principal executive offices are located at 9200 Bridgeport Road, Richmond, British Columbia, Canada V6X 1S1, and its telephone number is
(604) 273-7564. The Company maintains a web site on the internet at www.rbauction.com.

                                  THE OFFERING

Common Shares offered
hereby.....................  2,900,000 shares(1)

Common Shares to be
outstanding after the
  Offering.................  16,113,666 shares(1)(2)

Use of proceeds............  The net proceeds to the Company from the Offering, after deducting underwriting commissions and estimated expenses, are approximately $45.0 million and will be used (i) to acquire and develop additional permanent auction sites, (ii) to replace or to fund improvements at existing permanent auction sites and (iii) for general corporate purposes, including working capital.

Listing....................  The Common Shares have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "RBA."
---------------

(1) Excludes up to 435,000 Common Shares that may be sold by the Company to the Underwriters to cover over-allotments, if any.

(2) Excludes 1,500,000 Common Shares reserved for issuance pursuant to awards under the Company's 1997 Stock Option Plan (the "Stock Option Plan"), of which 196,333 Common Shares are subject to options with an exercise price of $0.10 per share granted to employees pursuant to the Employee Equity Participation Program. See "Management -- Employee Equity Participation Program" and "-- Stock Option Plan."

                                  RISK FACTORS

     Prospective purchasers of the Common Shares should consider all of the information contained in this Prospectus before making an investment in the Common Shares. The Company's financial performance is subject to various risks, including risks related to the Company's potential inability to achieve and manage growth, quarterly and seasonal fluctuations in revenues and operating results, exposure to potential losses from guarantees of gross sale proceeds and from direct purchases of inventory, and the effect on its business of downturns in cyclical industries in which its customers operate or adverse changes in general or regional economic conditions. Prospective purchasers should consider these and the other factors set forth herein under "Risk Factors."

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The following summary consolidated financial and other data relating to the Company has been taken or derived from the consolidated financial statements and other records of the Company and should be read in conjunction with the consolidated financial statements and the related notes thereto, "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this Prospectus. Except as indicated below, the summary consolidated financial data is not materially different under U.S. GAAP. Effective December 31, 1997, the Company changed its fiscal year end from April 30 to December 31.

                                                                 FISCAL YEAR ENDED APRIL 30,
                                      ----------------------------------------------------------------------------------
                                           1993              1994              1995              1996            1997
                                      ---------------   ---------------   ---------------   ---------------   ----------
                                                     (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Auction revenues(1)................   $        45,003   $        50,066   $        51,326   $        65,306   $   72,186
Direct expenses....................           (10,507)          (11,925)          (12,979)          (13,138)     (13,908)
                                      ---------------   ---------------   ---------------   ---------------   ----------
                                               34,496            38,141            38,347            52,168       58,278
Depreciation.......................            (1,198)           (1,327)           (1,708)           (1,820)      (2,014)
General and administrative
  expense..........................           (20,319)          (20,801)          (24,628)          (26,848)     (31,099)
Employee equity participation
  expense(2).......................                --                --                --                --           --
                                      ---------------   ---------------   ---------------   ---------------   ----------
Income from operations.............            12,979            16,013            12,011            23,500       25,165
Interest expense...................              (411)             (611)           (1,274)           (1,104)      (1,081)
Other income.......................               413             1,336               677             1,179          917
                                      ---------------   ---------------   ---------------   ---------------   ----------
Income before income taxes.........            12,981            16,738            11,414            23,575       25,001
Income taxes(3)....................            (2,177)           (2,456)           (2,975)           (4,428)      (5,992)
                                      ---------------   ---------------   ---------------   ---------------   ----------
Net income.........................   $        10,804   $        14,282   $         8,439   $        19,147   $   19,009
                                      ===============   ===============   ===============   ===============   ==========
Net income per share(4)............   $          0.85   $          1.12   $          0.66   $          1.51   $     1.49
U.S. GAAP -- Net income(5).........   $        10,804   $        14,282   $         8,439   $        19,147   $   19,009
                                      ===============   ===============   ===============   ===============   ==========
U.S. GAAP -- Net income per
  share(4).........................   $          0.85   $          1.12   $          0.66   $          1.51   $     1.49
PRO FORMA INCOME STATEMENT DATA
  (UNAUDITED):
Income before income taxes.........                                                                           $   25,001
Income taxes(3)....................                                                                               (9,891)
                                                                                                              ----------
Net income.........................                                                                           $   15,110
                                                                                                              ==========
Net income per share(6)............                                                                           $     1.00
Weighted average shares
  outstanding(4)...................                                                                           15,055,491
BALANCE SHEET DATA (END OF PERIOD):
Working capital....................   $        19,461   $        23,900   $        21,822   $        33,132   $   39,707
Total assets.......................            78,685            87,802            98,621           150,969      142,858
Total debt.........................            48,808            52,353            60,903           102,168       83,533
Total shareholders' equity.........            29,877            35,449            37,718            48,801       59,325
SELECTED OPERATING DATA:
Gross auction sales(7).............   $       477,056   $       567,506   $       634,058   $       752,735   $  792,865
Auction revenues as percentage of
  gross auction sales..............              9.43%             8.82%             8.09%             8.68%        9.10%
Number of consignors...............             8,878             8,650            10,460            10,744       12,088
Number of buyers...................            24,593            25,812            27,401            27,837       30,630
Number of permanent auction sites
  (end of period)..................                 8                10                11                12           13

                                           EIGHT MONTHS
                                        ENDED DECEMBER 31,
                                     ------------------------
                                        1996          1997
                                     -----------   ----------
                                     (UNAUDITED)
INCOME STATEMENT DATA:
Auction revenues(1)................   $ 47,211     $   60,034
Direct expenses....................     (9,598)       (13,041)
                                      --------     ----------
                                        37,613         46,993
Depreciation.......................     (1,006)        (1,540)
General and administrative
  expense..........................    (20,789)       (27,414)
Employee equity participation
  expense(2).......................         --        (10,346)
                                      --------     ----------
Income from operations.............     15,818          7,693
Interest expense...................       (427)        (1,380)
Other income.......................        739            576
                                      --------     ----------
Income before income taxes.........     16,130          6,889
Income taxes(3)....................     (3,045)        (4,491)
                                      --------     ----------
Net income.........................   $ 13,085     $    2,398
                                      ========     ==========
Net income per share(4)............   $   1.03     $     0.19
U.S. GAAP -- Net income(5).........   $ 13,085     $    1,045
                                      ========     ==========
U.S. GAAP -- Net income per
  share(4).........................   $   1.03     $     0.08
PRO FORMA INCOME STATEMENT DATA
  (UNAUDITED):
Income before income taxes.........                $    6,889
Income taxes(3)....................                    (5,297)
                                                   ----------
Net income.........................                $    1,592
                                                   ==========
Net income per share(6)............                $     0.10
Weighted average shares
  outstanding(4)...................                15,298,577
BALANCE SHEET DATA (END OF PERIOD):
Working capital....................   $ 35,957     $    3,322
Total assets.......................     83,060         70,460
Total debt.........................     28,634         44,754
Total shareholders' equity.........     54,426         25,706
SELECTED OPERATING DATA:
Gross auction sales(7).............   $527,875     $  681,425
Auction revenues as percentage of
  gross auction sales..............       8.94%          8.81%
Number of consignors...............      8,437          9,985
Number of buyers...................     21,207         23,917
Number of permanent auction sites
  (end of period)..................         13             13

                                                                      (footnotes
on following page)

(1) Auction revenues consist of commissions, gross profit on sales of inventory and interest income that is incidental to the auction business, reduced by any losses arising from gross guarantee consignments and purchases and sales of equipment by the Company as principal.

(2) Non-recurring employee equity participation expense for the eight-month period ended December 31, 1997 reflects grants to employees under the Stock Option Plan of options to purchase 196,333 Common Shares with an exercise price of $0.10 per share, and issuances to other employees of 497,999 Common Shares at the price of $0.10 per share. These option grants and Common Share issuances were made pursuant to the Employee Equity Participation Program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Management -- Stock Option Plan" and "-- Employee Equity Participation Program."

(3) For all periods presented, the majority of the Company's business operations was carried on by predecessor entities to the Company that were partnerships. Consequently, most of the income of the predecessor partnerships was included for income tax purposes in the income of the partner entities, many of which were not predecessor entities to the Company. Pro forma income tax expense has been computed as if the pro forma net income (loss) of the Company would have been subject to income taxes. See "The Reorganization." Such pro forma income tax expense should not be construed as indicative of future income tax expense. See Note 9 to the Company's consolidated financial statements included elsewhere in this Prospectus.

(4) Historical net income per share for all periods presented has been calculated based on the weighted average number of shares outstanding after giving retroactive effect to the 12,715,667 Common Shares issued in connection with the Reorganization as if they had been issued at the beginning of the earliest period presented. Pro forma weighted average shares outstanding is based upon the historical weighted average number of shares outstanding, adjusted to give pro forma effect to the issuance of 2,339,824 Common Shares, being that number of shares the aggregate value of which, when valued at the initial public offering price of $17.00 per share, would equal the excess of the $42.2 million of drawings and dividends over net income for the eight-month period ended December 31, 1997. Per share information is presented as if the Common Shares deemed to be issued were issued at the beginning of the periods presented. Diluted net income per share is not materially different from basic net income per share when both are computed under either U.S. GAAP or Canadian GAAP.

(5) Net income under U.S. GAAP for the eight-month period ended December 31, 1997 reflects restructuring expenses and taxes of $1.4 million incurred in connection with the Reorganization (which is reflected under Canadian GAAP as a reduction to shareholders' equity in the Company's consolidated financial statements). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "The Reorganization" and Note 10 to the Company's consolidated financial statements included elsewhere in this Prospectus.

(6) Pro forma net income per share computed under U.S. GAAP is not materially different from pro forma net income per share computed under Canadian GAAP.

(7) Gross auction sales represent the aggregate selling prices of all items sold at Ritchie Bros. auctions. Gross auction sales are key to understanding the financial results of the Company, since the amount of revenues and, to a lesser extent, certain expenses, are dependant on it.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Shares offered hereby. The factors discussed below constitute, in the view of the Company's management, all material risk factors incident to the Company's business and operations.

POTENTIAL INABILITY TO ACHIEVE AND MANAGE GROWTH

     A principal component of the Company's strategy is to continue to grow by increasing income from operations in the Company's existing markets and by expanding into new geographic markets. The Company is also assessing opportunities to expand its presence in auction market segments that the Company has not historically emphasized. The Company's future growth will depend upon a number of factors, both within and outside of the Company's control, including the Company's identification and development of new markets, the identification and acquisition on favorable terms of suitable new auction sites and, possibly, of suitable acquisition candidates, the ability to hire and train qualified personnel, the successful integration of new sites and any acquired businesses with the Company's existing operations, the acceptance by potential consignors and industrial equipment buyers of the auction process generally as well as of the Company's expansion into new markets and market segments, the establishment and maintenance of favorable relationships with consignors and bidders in new markets and the maintenance of such relationships in existing markets, the receipt of any required governmental authorizations for proposed development or expansion, and the Company's ability to manage expansion and to obtain required financing. There can be no assurance that the Company will successfully expand its operations or that any expansion will be profitable. The Company has grown primarily by means of internal growth and intends to continue to do so. The Company has little experience with completing and integrating acquisitions. The failure to identify, purchase, develop and integrate new sites or to integrate any acquired businesses effectively could adversely affect the Company's financial condition and results of operations. Further, the results achieved by the Company to date may not be indicative of its prospects or its ability to penetrate new markets, many of which may have different competitive conditions and demographic characteristics than the Company's current markets. See "Business -- Growth Strategy."

     As a result of expanding its operations, the Company will experience growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. This growth will increase the operating complexity of the Company and the level of responsibility of existing and new management personnel. There can be no assurance that the Company will be able to attract and retain qualified management and employees, that the Company's current operating and financial systems and controls will be adequate as the Company grows, or that any steps taken to attract and retain management and employees and to improve such systems and controls will be sufficient.

QUARTERLY AND SEASONAL VARIATIONS IN OPERATING RESULTS

     The Company's revenues and operating results historically have fluctuated from quarter to quarter. These fluctuations have been and are expected to continue to be caused by a number of factors, including seasonal results of operations (with peak auction revenues and operating income typically occurring in the second and fourth calendar quarters of each year, primarily due to the seasonal nature of the construction and natural resources industries), general economic conditions in the Company's markets, the timing of auctions, the timing of acquisitions and development of auction sites and related costs, and the effectiveness of integrating new sites or acquired businesses. Additionally, the Company generally incurs substantial costs in entering new markets and the profitability of operations at a new location is uncertain, in part because the number and size of auctions at new locations is more variable than at the Company's more established locations. These factors, among others, may cause the Company's results of operations in some future quarters to be below the expectations of securities analysts and investors or results of previous quarters, which could have a material adverse effect on the market price of the Common Shares.

POTENTIAL LOSSES FROM PRICE GUARANTEES, PURCHASES OF INVENTORY AND ADVANCES BY THE COMPANY

     The Company generally offers its services to consignors of used industrial equipment on a straight commission basis. In certain circumstances the Company will, subject to its evaluation of the equipment, either (i) offer to guarantee the consignor a minimum level of gross sale proceeds, regardless of the ultimate results of the auction, or (ii) offer to purchase the equipment directly from the consignor and then auction such equipment as principal. If auction proceeds are less than the purchase price paid by the Company, the Company would incur a loss. If auction proceeds are less than the guaranteed amount, the Company's commission would be reduced or, if sufficiently lower, the Company would incur a loss. Because all its auctions are unreserved, the Company cannot protect itself against such losses by bidding on or acquiring any items at the auctions. During the five fiscal years ended April 30, 1997, guarantees and purchases and sales by the Company as principal averaged in the aggregate approximately 40% of the Company's annual gross auction sales. See "Business -- Operations."

     Occasionally, the Company advances to consignors a portion of the estimated auction proceeds prior to the auction. The Company generally makes such advances only after taking possession of the equipment to be auctioned and upon receipt of a security interest in the equipment to secure the obligation. If the Company were unable to auction the equipment or if auction proceeds were less than amounts advanced, the Company could incur a loss. See "Business -- Operations."

     There can be no assurance that the Company will not incur losses in connection with any gross guarantee consignments, purchases and sales of equipment as principal or advances to consignors.

ADVERSE CHANGES IN ECONOMIC CONDITIONS; INDUSTRY CYCLICALITY

     A substantial portion of the Company's revenues are derived from customers in industries that are cyclical in nature and subject to changes in general or regional economic conditions. Adverse changes or downturns in a given industry may decrease demand for related equipment and lead to lower auction revenues. Although auction sales to residents of countries other than the country in which the auction is held have generally been increasing in recent years, the majority of auction revenues are generated by same country purchasers. As a result, the Company's operating results in a particular region may be adversely affected by events or conditions in that region, such as a local economic slowdown, adverse weather affecting local industries and other factors. The significance of the current Asian economic situation and its impact on the Company's operating results is at present uncertain. The Company's operating results may also be adversely affected by increases in interest rates that may lead to a decline in economic activity.

RISKS OF COMPETITION

     The international industrial equipment market and the industrial equipment auction market are highly fragmented. The Company competes for potential purchasers of industrial equipment with other auction companies and with indirect competitors such as equipment manufacturers, distributors and dealers that sell new or used equipment, as well as equipment rental companies. The Company also competes for potential consignors with other auction companies and with indirect competitors such as used equipment dealers. The Company's direct competitors are primarily regional auction companies. Some of the Company's indirect competitors have significantly greater financial and marketing resources and name recognition than the Company. New competitors with greater financial and other resources than the Company may enter the industrial equipment auction market in the future. Additionally, existing or future competitors may succeed in entering and establishing successful operations in new geographic markets prior to the Company's entry into such markets.

     The Company believes that the industrial equipment auction market will continue to become increasingly consolidated. Consolidation may increase the competitiveness of the market in ways that could adversely affect the Company. To the extent existing or future competitors seek to gain or retain market share by reducing commission rates, the Company may also be required to modify its commission rates, which may adversely affect the Company's results of operations and financial condition.

RISKS OF NONCOMPLIANCE WITH GOVERNMENTAL AND ENVIRONMENTAL REGULATION

     In the countries in which it operates, the Company is subject to a variety of federal, provincial, state and local laws, rules and regulations relating to, among other things, the auction business, imports and exports of equipment, worker safety, and the use, storage, discharge and disposal of environmentally sensitive materials. Failure to comply with such laws, rules and regulations could result in substantial liability to the Company, suspension or cessation of certain of the Company's operations, restrictions on the Company's ability to expand at its present locations or into new locations, requirements for the acquisition of additional equipment or other significant expenses.

     The development or expansion of auction sites is contingent upon receipt of required licenses, permits and other governmental authorizations. The inability of the Company to obtain such required items could have an adverse effect on its results of operations and financial condition. Additionally, changes or concessions required by regulatory authorities could result in significant delays in, or prevent completion of, such development or expansion. Under certain of the laws regulating the use, storage, discharge and disposal of environmentally sensitive materials, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such real estate, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of or was responsible for the presence of such hazardous or toxic substances. There can be no assurance that environmental contamination does not exist at the Company's acquired or leased auction sites from prior activities at such locations or from neighboring properties or that additional auction sites acquired or leased by the Company will not prove to be so contaminated. Any such contamination could materially adversely affect the Company's financial condition or results of operations.

     The imposition of additional export or import regulations or of additional duties, taxes or other charges on exports or imports could have a material adverse impact on participation by international bidders or, to a lesser extent, consignors to the Company's auctions. Reduced participation by such parties could materially adversely affect the Company's financial condition or results of operations.

POTENTIAL INADEQUACY OF INSURANCE COVERAGE

     The Company maintains property and general liability insurance. There can be no assurance that such insurance will remain available to the Company at commercially reasonable rates or that the amount of such coverage will be adequate to cover any liability incurred by the Company. If the Company is liable for amounts exceeding the limits of its insurance coverage or for claims outside the scope of its coverage, its business, results of operations and financial condition could be materially adversely affected.

RISKS OF INTERNATIONAL OPERATIONS

     The Company conducts auctions in North America, Europe, Asia, Australia and the Middle East and intends to expand its international presence. The Company's operations in international markets may be affected by fluctuating currency exchange rates and by changing economic, political and governmental conditions and regulations. The significance of the current Asian economic situation and its impact on the Company's operating results is at present uncertain.

DEPENDENCE ON KEY PERSONNEL

     The Company's future performance and development will depend to a significant extent on the efforts and abilities of David E. Ritchie, a co-founder of the Company and its Chairman and Chief Executive Officer, and of its other executive officers, particularly C. Russell Cmolik, President and Chief Operating Officer. The loss of the services of one or more of such individuals or other senior managers could have a material adverse effect on the Company's business. The Company does not maintain key man insurance for any of its employees. The Company's ongoing success will depend on its continuing ability to attract, develop and retain skilled personnel in all areas of its business. See "Management."

BROAD DISCRETION OF MANAGEMENT REGARDING PROCEEDS OF THE OFFERING

     Of the net proceeds of the Offering, approximately $22.0 million, or 48.9% (approximately $28.9 million, or 55.7%, if the Underwriters' over-allotment option is exercised in full), has been allocated to general corporate purposes, including working capital. Accordingly, management will have broad discretion as to the application of such net proceeds. Except for the portion of the net proceeds that has been allocated to partially fund the acquisition and development of additional permanent auction sites and the replacement or improvement of existing permanent sites, the Company has not yet identified any other specific uses for the balance of such net proceeds. Pending any specific application, the Company expects to invest the net proceeds in short-term, interest-bearing, investment grade obligations. It is possible that the return on the Company's investment on any portion of the net proceeds that is not immediately used would be less than that which would be realized were such funds to be invested in the Company's business.

CONTROL BY PRINCIPAL SHAREHOLDERS

     Upon consummation of the Offering, five of the Company's existing equity holders, including David E. Ritchie and C. Russell Cmolik, will beneficially own a majority of the Company's issued and outstanding Common Shares. As a result, such shareholders, if they act together, will be able to elect all the directors and exercise significant control over the business, policies and affairs of the Company. Such ownership and control may have the effect of delaying or preventing a takeover of the Company by one or more third parties, which could deprive the Company's shareholders of a control premium that might otherwise be realized by them in connection with an acquisition of the Company. See "Principal Shareholders."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF SHARE PRICE

     Prior to the Offering there has been no public market for the Common Shares, and there can be no assurance that an active trading market will develop as a result of the Offering or, if a trading market does develop, that it will be sustained or that the Common Shares could be resold at or above the initial public offering price. The initial public offering price of the Common Shares has been determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of the price at which the Common Shares will actually trade after the Offering. For a discussion of the factors considered in determining the initial public offering price of the Common Shares, see "Underwriting."

     Following consummation of the Offering, the market price of the Common Shares could be subject to significant variation due to fluctuations in the Company's operating results, changes in or actual results varying from earnings or other estimates made by securities analysts, the degree of success the Company achieves in implementing its growth strategy, changes in business or regulatory conditions affecting the Company, its customers or its competitors, and other factors both within and outside of the Company's control. In addition, the stock market may experience volatility that affects the market prices of companies in ways unrelated to the operating performance of such companies, and such volatility may adversely affect the market price of the Common Shares.

POTENTIAL FUTURE DILUTION

     Upon consummation of the Offering, 16,113,666 Common Shares will be issued and outstanding (16,548,666 Common Shares if the Underwriters' over-allotment option is exercised in full). Future sales of substantial amounts of Common Shares by the Company's principal shareholders after the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Shares. Additionally, the Company has the authority to issue Common Shares in addition to those offered hereby and one or more series of Preferred Shares. No prediction can be made as to the effect, if any, that future sales or issuances of shares, or the availability of shares for future sale, will have on the market price of the Common Shares. The Company also has reserved 1,500,000 Common Shares for issuance under the Stock Option Plan, of which 196,333 Common Shares are reserved for issuance pursuant to outstanding options. The Company intends to register such shares for resale under the Securities Act after consummation of the Offering. See "Management -- Stock Option Plan," "Shares Eligible for Future Sale" and "Description of Share Capital."

     Except for the issuance of options under the Stock Option Plan, the Company and its directors, executive officers and certain other shareholders have agreed not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any Common Shares or securities convertible into or exchangeable or exercisable for Common Shares or file a registration statement under the Securities Act with respect to the same or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Shares, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") for a period of 180 days after the date of this Prospectus. See "Underwriting."

     Additionally, the owners of the Company's predecessor entities, who together will own approximately 79% of the Common Shares outstanding upon consummation of the Offering, have agreed amongst themselves to impose certain additional restrictions on the sale or transfer of their Common Shares. See "Shares Eligible for Future Sale."

SUBSTANTIAL DILUTION TO NEW INVESTORS

     The initial public offering price is substantially higher than the net tangible book value per Common Share immediately prior to the Offering. Investors purchasing Common Shares in the Offering will be subject to immediate dilution of $12.61 per share in net tangible book value, based upon the initial public offering price of $17.00. Additionally, options to purchase 196,333 Common Shares with exercise prices of $0.10 per share are outstanding under the Stock Option Plan, all of which are immediately exercisable. The exercise of such options would result in further dilution to new investors. See "Dilution."

POTENTIAL ADVERSE IMPACT OF PREFERRED SHARES

     The Board of Directors, without further shareholder approval, can issue Preferred Shares with voting and conversion rights which could adversely affect the voting power of the holders of Common Shares. No Preferred Shares will be outstanding upon consummation of the Offering and the Company currently has no plan to issue Preferred Shares. The issuance of Preferred Shares in certain circumstances may have the effect of delaying or preventing a change of control of the Company, may discourage bids for the Common Shares at a premium over the market price of the Common Shares, and may adversely affect the market price of Common Shares. See "Description of Share Capital."

POTENTIAL INABILITY TO ENFORCE CERTAIN CIVIL LIABILITIES

     The enforcement by investors of civil liabilities under applicable U.S. federal and state securities laws may be affected adversely by the fact that Ritchie Bros. is incorporated under the federal laws of Canada and certain of its subsidiaries are incorporated under the laws of jurisdictions other than the United States, that some or all of the officers and directors of Ritchie Bros. and its subsidiaries may be residents of Canada or other non-U.S. countries, that some or all of the Underwriters or the experts named in this Prospectus may be residents of Canada or other non-U.S. countries, and that all or a substantial portion of the assets of Ritchie Bros., its subsidiaries and said persons may be located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon Ritchie Bros. or such subsidiaries or persons or to realize against them in the United States upon judgments of courts of the United States predicated upon civil liabilities of Ritchie Bros. or such subsidiaries or persons under applicable U.S. federal and state securities laws. In addition, investors should not assume that courts in Canada or in the countries where such subsidiaries are incorporated or such persons reside or in which the assets of Ritchie Bros., its subsidiaries or such persons are located
(i) would enforce judgments of United States courts obtained in actions against Ritchie Bros. or such subsidiaries or persons predicated upon the civil liability provisions of applicable U.S. federal and state securities laws or
(ii) would enforce, in original actions, liabilities against Ritchie Bros. or such subsidiaries or persons predicated upon such laws.

RISK OF STATUS OF COMPANY AS PASSIVE FOREIGN INVESTMENT COMPANY

     If Ritchie Bros. is treated as a "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes, U.S. persons holding Common Shares may be subject to increased tax liability upon the disposition of Common Shares (including a pledge of Common Shares) or upon the receipt of certain distributions, unless the holder makes one of two elections. The elections generally have the effect of requiring the holder currently to include in income either the holder's pro rata portion of Ritchie Bros.' income, whether or not such income is distributed in the form of dividends or otherwise, or the value of Common Shares held in excess of the holder's basis in those shares, whether or not such excess has been realized. Ritchie Bros. will be treated as a PFIC for any taxable year if either (a) 75% or more of its gross income consists of "passive income" (including dividends, interest, rents, and gains from commodities and securities transactions) or (b) 50% or more of the average value of its assets consist of assets that produce or are held to produce "passive income." Based on the amount of the Company's passive income, the nature of the Company's assets and advice rendered by the Company's independent chartered accountants, the Company is of the opinion that neither Ritchie Bros. nor any of its subsidiaries is or will be treated as a PFIC. However, no assurance can be given that a future determination will not be made that Ritchie Bros. should be treated as a PFIC for this or future taxable years. See "Tax Consequences -- United States Federal Income Tax Consequences -- U.S. Taxation of U.S. Holders of Common Shares -- Passive Foreign Investment Company."

                               THE REORGANIZATION

     Ritchie Bros. Auctioneers Incorporated is a Canadian company incorporated in 1997 under the Canada Business Corporations Act. As a result of the Reorganization discussed below, Ritchie Bros. Auctioneers Incorporated holds, directly or indirectly, a 100% interest in subsidiaries that conduct the business operations and own all of the assets historically owned by a group of affiliated partnerships and companies that were the predecessor entities to the Company (the "Ritchie Bros. Group"). The 15 key employees of the Company who were beneficial owners of those predecessor entities beneficially own Common Shares of the Company in amounts proportionate to their interests in the predecessor entities. All such key employees have signed employment agreements with the Company and have agreed to certain phased restrictions on the sale of their Common Shares over a three-year period. See "Shares Eligible for Future Sale." The Reorganization was completed during December 1997.

     The Ritchie Bros. Group has conducted auctions of industrial equipment since 1963. During the course of its expansion over the past 35 years, the Ritchie Bros. Group grew to encompass three operating partnerships and numerous corporations in various jurisdictions around the world, primarily in the United States and Canada. The purpose of the Reorganization was to transform the Ritchie Bros. Group into a corporate form that would facilitate the future growth and expansion of the business and provide an appropriate vehicle for raising capital.

     To effect the Reorganization, (i) the business of the existing partnerships was transferred into corporations, (ii) the existing partnerships were transformed into corporations, (iii) the shares of the newly incorporated operations of the partnerships were exchanged for shares of Ritchie Bros. Auctioneers Incorporated, and (iv) the owners of the predecessor entities became shareholders of Ritchie Bros. Auctioneers Incorporated, which operates as a holding company. Such transactions are collectively referred to as the "Reorganization."

     Because the majority of Ritchie Bros.' historical business operations was carried on by partnerships, for income tax purposes, most of the income of the Ritchie Bros. Group was included in the income of the partners, and not the operating partnerships. The Ritchie Bros. Group did, however, include the companies that were partners of the United States operating partnerships and certain of the companies that were partners of the Canadian operating partnership. Because these companies are included within the reorganized Company, the Company's consolidated financial statements include a provision for income taxes expensed and payable by them. As a result of the Reorganization, the Company is subject to income taxation in all relevant jurisdictions.

     In connection with the Reorganization, the Company distributed $35.0 million to the owners of the Company's predecessor entities.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Shares in the Offering at the initial public offering price of $17.00 per share, after deducting underwriting commissions and estimated expenses, are approximately $45.0 million (approximately $51.9 million if the Underwriters' over-allotment option is exercised in full). Of the net proceeds, the Company expects to use approximately $23.0 million to partially fund the acquisition and development of additional permanent auction sites and the replacement or improvement of existing permanent auction sites and the remaining balance for general corporate purposes, including working capital.

     The foregoing represents the Company's best estimate of its use of the net proceeds of the Offering based on current planning and business conditions. The Company reserves the right to change its use of proceeds when and if market conditions or unexpected changes in operating conditions or results occur. Except for the expenditures identified above, the Company has not yet identified any other specific uses for the balance of such net proceeds. Pending any specific application, the Company expects to invest the net proceeds in short-term, interest-bearing, investment grade obligations. See "Risk Factors -- Broad Discretion of Management Regarding Proceeds of the Offering."

                                DIVIDEND POLICY

     Subject to financial results and declaration by the Board of Directors, Ritchie Bros. currently anticipates declaring and paying a regular annual dividend on its Common Shares, with the initial dividend to be declared in respect of, and paid following, the fiscal year ending December 31, 1998. The declaration and payment of dividends on the Common Shares will be subject to the discretion of the Board of Directors and the retention of sufficient cash to fund the Company's growth objectives. The timing and amount of dividends, if any, will depend on, among other things, the Company's results of operations, financial condition, cash requirements, restrictions in financing agreements and other factors deemed relevant by the Board of Directors. Because Ritchie Bros. is a holding company with no material assets other than the shares of its subsidiaries, its ability to pay dividends on the Common Shares is dependent on the income and cash flow of its subsidiaries. No financing agreements to which subsidiaries of Ritchie Bros. are party currently restrict those subsidiaries from paying dividends to Ritchie Bros.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997 (i) on a historical basis and (ii) as adjusted to give effect to the sale by the Company of the Common Shares offered hereby and the receipt by the Company of approximately $45.0 million of net proceeds therefrom at the initial public offering price of $17.00 per share, after deducting underwriting commissions and estimated expenses. See "Use of Proceeds." The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and related notes thereto and other financial information included elsewhere in this Prospectus.

                                                                AS OF DECEMBER 31, 1997
                                                                ------------------------
                                                                 ACTUAL     AS ADJUSTED
                                                                --------    ------------
                                                                   (DOLLAR AMOUNTS IN
                                                                       THOUSANDS)
Current portion of long-term debt...........................    $   730       $   730
Long-term debt, less current portion........................      4,623         4,623
Shareholders' equity:
  Preferred Shares, without par value; unlimited number of
     shares authorized; no shares issued and outstanding....         --            --
  Common Shares, without par value (actual: unlimited number of shares authorized, 13,213,666 shares issued and
     outstanding; as adjusted: unlimited number of shares
     authorized, 16,113,666 shares issued and
     outstanding)(1)........................................     10,866        55,865
  Retained earnings.........................................     16,958        16,958
  Foreign currency translation adjustment...................     (2,118)       (2,118)
                                                                -------       -------
  Total shareholders' equity................................     25,706        70,705
                                                                -------       -------
       Total capitalization.................................    $31,059       $76,058
                                                                =======       =======

---------------

(1) Excludes (i) 1,500,000 Common Shares reserved for issuance pursuant to awards under the Stock Option Plan, of which 196,333 Common Shares are subject to options with an exercise price of $0.10 per share granted to employees and (ii) up to 435,000 Common Shares that may be sold by the Company to the Underwriters to cover over-allotments, if any. See "Description of Share Capital" and "Management -- Stock Option Plan" and "Underwriting."

                                    DILUTION

     The net tangible book value of the Company at December 31, 1997, was approximately $25.7 million, or $1.95 per Common Share. Net tangible book value per share represents the amount of total tangible assets of the Company less total liabilities, divided by the number of Common Shares outstanding at December 31, 1997. After giving effect to the sale by the Company of the Common Shares offered hereby at the initial public offering price of $17.00 per share and deducting underwriting commissions and estimated expenses, the net tangible book value of the Company at December 31, 1997 would have been approximately $70.7 million, or $4.39 per share. This represents an immediate increase in net tangible book value of $2.44 per share to existing shareholders and an immediate dilution of $12.61 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share.....................             $17.00
  Net tangible book value per share at December 31, 1997....    $1.95
  Increase in net tangible book value per share attributable
     to new investors.......................................     2.44
                                                                -----
Net tangible book value per share after the Offering........               4.39
                                                                         ------
Dilution per share to new investors.........................             $12.61
                                                                         ======

     The following table summarizes, as of December 31, 1997, the differences in the number of Common Shares purchased from the Company, the total consideration paid and the average price per share paid by the Company's existing shareholders and the new investors in the Offering. For purposes of the table, Common Shares purchased by existing shareholders include (i) 12,715,667 Common Shares issued to owners of the Company's predecessor entities in connection with the Reorganization, and (ii) 497,999 Common Shares issued at the price of $0.10 per share to employees prior to consummation of the Offering pursuant to the Employee Equity Participation Program.

                                               SHARES PURCHASED       TOTAL CONSIDERATION
                                             --------------------   -----------------------   AVERAGE PRICE
                                               NUMBER     PERCENT      AMOUNT       PERCENT     PER SHARE
                                             ----------   -------   -------------   -------   -------------
                                                                    (IN MILLIONS)
Existing shareholders......................  13,213,666   82.0%         $25.7       34.3%        $ 1.95
New investors..............................   2,900,000   18.0           49.3       65.7          17.00
                                             ----------   ------        -----       ------
  Total....................................  16,113,666   100.0%        $75.0       100.0%
                                             ==========   ======        =====       ======

     The foregoing computations exclude 1,500,000 Common Shares reserved for issuance pursuant to awards under the Stock Option Plan, of which 196,333 Common Shares are subject to options with an exercise price of $0.10 per share granted to employees. The exercise of such options would result in further dilution to new investors. See "Management -- Employee Equity Participation Program," and "-- Stock Option Plan."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following selected consolidated financial and other data relating to the Company has been taken or derived from the consolidated financial statements and other records of the Company and should be read in conjunction with the consolidated financial statements and the related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this Prospectus. The selected financial data for the eight-month period ended December 31, 1997 and for each of the years in the five-year period ended April 30, 1997 has been derived from consolidated financial statements, which have been prepared in accordance with Canadian GAAP and which have been audited by KPMG, independent chartered accountants. The selected financial data for the eight-month period ended December 31, 1996 has been derived from unaudited financial statements for that period prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments necessary (consisting only of normal recurring adjustments) for a fair presentation of such financial data. The selected financial and other data for the eight-month period ended December 31, 1997 is not necessarily indicative of the results to be expected for any other period. Pro forma income statement data has been provided to show the effect upon the Company's income statement of corporate income tax expense for the Company as though the Reorganization had been consummated prior to the periods presented. The pro forma financial data, which is based upon available information and certain assumptions that management believes are reasonable, is provided for informational purposes only and should not be construed to be indicative of the Company's results of operations had the Reorganization been consummated prior to the periods presented and does not project the Company's results of operations for any future period. Except as indicated below, the selected consolidated financial data included herein is not materially different under U.S. GAAP. For a discussion of the material differences between Canadian GAAP and U.S. GAAP as they pertain to the Company, see Note 10 to the consolidated financial statements included elsewhere in this Prospectus.

     Effective December 31, 1997, the Company changed its fiscal year end from April 30 to December 31.


                                                                 FISCAL YEAR ENDED APRIL 30,
                                      ----------------------------------------------------------------------------------
                                           1993              1994              1995              1996            1997
                                      ---------------   ---------------   ---------------   ---------------   ----------
                                                     (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Auction revenues(1)................   $        45,003   $        50,066   $        51,326   $        65,306   $   72,186
Direct expenses....................           (10,507)          (11,925)          (12,979)          (13,138)     (13,908)
                                      ---------------   ---------------   ---------------   ---------------   ----------
                                               34,496            38,141            38,347            52,168       58,278
Depreciation.......................            (1,198)           (1,327)           (1,708)           (1,820)      (2,014)
General and administrative
  expense..........................           (20,319)          (20,801)          (24,628)          (26,848)     (31,099)
Employee equity participation
  expense(2).......................                --                --                --                --           --
                                      ---------------   ---------------   ---------------   ---------------   ----------
Income from operations.............            12,979            16,013            12,011            23,500       25,165
Interest expense...................              (411)             (611)           (1,274)           (1,104)      (1,081)
Other income.......................               413             1,336               677             1,179          917
                                      ---------------   ---------------   ---------------   ---------------   ----------
Income before income taxes.........            12,981            16,738            11,414            23,575       25,001
Income taxes(3)....................            (2,177)           (2,456)           (2,975)           (4,428)      (5,992)
                                      ---------------   ---------------   ---------------   ---------------   ----------
Net income.........................   $        10,804   $        14,282   $         8,439   $        19,147   $   19,009
                                      ===============   ===============   ===============   ===============   ==========
Net income per share(4)............   $          0.85   $          1.12   $          0.66   $          1.51   $     1.49
U.S. GAAP -- Net income(5).........   $        10,804   $        14,282   $         8,439   $        19,147   $   19,009
                                      ===============   ===============   ===============   ===============   ==========
U.S. GAAP -- Net income per
  share(4).........................   $          0.85   $          1.12   $          0.66   $          1.51   $     1.49
PRO FORMA INCOME STATEMENT DATA
  (UNAUDITED):
Income before income taxes.........                                                                           $   25,001
Income taxes(3)....................                                                                               (9,891)
                                                                                                              ----------
Net income.........................                                                                           $   15,110
                                                                                                              ==========
Net income per share(6)............                                                                           $     1.00
Weighted average shares
  outstanding(4)...................                                                                           15,055,491
BALANCE SHEET DATA (END OF PERIOD):
Working capital....................   $        19,461   $        23,900   $        21,822   $        33,132   $   39,707
Total assets.......................            78,685            87,802            98,621           150,969      142,858
Total debt.........................            48,808            52,353            60,903           102,168       83,533
Total shareholders' equity.........            29,877            35,449            37,718            48,801       59,325
SELECTED OPERATING DATA:
Gross auction sales(7).............   $       477,056   $       567,506   $       634,058   $       752,735   $  792,865
Auction revenues as percentage of
  gross auction sales..............              9.43%             8.82%             8.09%             8.68%        9.10%
Number of consignors...............             8,878             8,650            10,460            10,744       12,088
Number of buyers...................            24,593            25,812            27,401            27,837       30,630
Number of permanent auction sites
  (end of period)..................                 8                10                11                12           13

                                           EIGHT MONTHS
                                        ENDED DECEMBER 31,
                                     ------------------------
                                        1996          1997
                                     -----------   ----------
                                     (UNAUDITED)
INCOME STATEMENT DATA:
Auction revenues(1)................   $ 47,211     $   60,034
Direct expenses....................     (9,598)       (13,041)
                                      --------     ----------
                                        37,613         46,993
Depreciation.......................     (1,006)        (1,540)
General and administrative
  expense..........................    (20,789)       (27,414)
Employee equity participation
  expense(2).......................         --        (10,346)
                                      --------     ----------
Income from operations.............     15,818          7,693
Interest expense...................       (427)        (1,380)
Other income.......................        739            576
                                      --------     ----------
Income before income taxes.........     16,130          6,889
Income taxes(3)....................     (3,045)        (4,491)
                                      --------     ----------
Net income.........................   $ 13,085     $    2,398
                                      ========     ==========
Net income per share(4)............   $   1.03     $     0.19
U.S. GAAP -- Net income(5).........   $ 13,085     $    1,045
                                      ========     ==========
U.S. GAAP -- Net income per
  share(4).........................   $   1.03     $     0.08
PRO FORMA INCOME STATEMENT DATA
  (UNAUDITED):
Income before income taxes.........                $    6,889
Income taxes(3)....................                    (5,297)
                                                   ----------
Net income.........................                $    1,592
                                                   ==========
Net income per share(6)............                $     0.10
Weighted average shares
  outstanding(4)...................                15,298,577
BALANCE SHEET DATA (END OF PERIOD):
Working capital....................   $ 35,957     $    3,322
Total assets.......................     83,060         70,460
Total debt.........................     28,634         44,754
Total shareholders' equity.........     54,426         25,706
SELECTED OPERATING DATA:
Gross auction sales(7).............   $527,875     $  681,425
Auction revenues as percentage of
  gross auction sales..............       8.94%          8.81%
Number of consignors...............      8,437          9,985
Number of buyers...................     21,207         23,917
Number of permanent auction sites
  (end of period)..................         13             13

                                                   (footnotes on following page)

(1) Auction revenues consist of commissions, gross profit on sales of inventory and interest income that is incidental to the auction business, reduced by any losses arising from gross guarantee consignments and purchases and sales of equipment by the Company as principal.

(2) Non-recurring employee equity participation expense for the eight-month period ended December 31, 1997 reflects grants to employees under the Stock Option Plan of options to purchase 196,333 Common Shares with an exercise price of $0.10 per share, and issuances to other employees of 497,999 Common Shares at the price of $0.10 per share. These option grants and Common Share issuances were made pursuant to the Employee Equity Participation Program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Management -- Stock Option Plan" and "-- Employee Equity Participation Program."

(3) For all periods presented, the majority of the Company's business operations was carried on by predecessor entities to the Company that were partnerships. Consequently, most of the income of the predecessor partnerships was included for income tax purposes in the income of the partner entities, many of which were not predecessor entities to the Company. Pro forma income tax expense has been computed as if the pro forma net income (loss) of the Company would have been subject to income taxes. See "The Reorganization." Such pro forma income tax expense should not be construed as indicative of future income tax expense. See Note 9 to the Company's consolidated financial statements included elsewhere in this Prospectus.

(4) Historical net income per share for all periods presented has been calculated based on the weighted average number of shares outstanding after giving retroactive affect to the 12,715,667 Common Shares issued in connection with the Reorganization as if they had been issued at the beginning of the earliest period presented. Pro forma weighted average shares outstanding is based upon the historical weighted average number of shares outstanding, adjusted to give pro forma effect to the issuance of 2,339,824 Common Shares, being that number of shares the aggregate value of which, when valued at the initial public offering price of $17.00 per share, would equal the excess of the $42.2 million of drawings and dividends over net income for the eight-month period ended December 31, 1997. Per share information is presented as if the Common Shares deemed to be issued were issued at the beginning of the periods presented. Diluted net income per share is not materially different from basic net income per share when both are computed under either U.S. GAAP or Canadian GAAP.

(5) Net income under U.S. GAAP for the eight-month period ended December 31, 1997 reflects restructuring expenses and taxes of $1.4 million incurred in connection with the Reorganization (which is reflected under Canadian GAAP as a reduction to shareholders' equity in the Company's consolidated financial statements). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "The Reorganization" and Note 10 to the Company's consolidated financial statements included elsewhere in this Prospectus.

(6) Pro forma net income per share computed under U.S. GAAP is not materially different from pro forma net income per share computed under Canadian GAAP.

(7) Gross auction sales represent the aggregate selling prices of all items sold at Ritchie Bros. auctions. Gross auction sales are key to understanding the financial results of the Company, since the amount of revenues and, to a lesser extent, certain expenses, are dependant on it.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's historical results of operations and of its liquidity and capital resources should be read in conjunction with the selected consolidated financial data and the consolidated financial statements of the Company and related notes thereto and the other financial information included elsewhere in this Prospectus. Effective December 31, 1997, the Company changed its fiscal year end from April 30 to December 31.

OVERVIEW

     Ritchie Bros. has experienced consistent and substantial growth since entering the industrial equipment auction business in 1963. During the fiscal years ended April 30, 1993 through 1997, gross auction sales increased from $477.1 to $792.9 million, and auction revenues increased from $45.0 million to $72.2 million, representing compound annual growth rates in gross auction sales and auction revenues of 13.5% and 12.5%, respectively, during the period. During the same period, income before income taxes increased from $13.0 million to $25.0 million, representing a compound annual growth rate of 17.8%. During the eight-month period ended December 31, 1997, the Company had gross auction sales of $681.4 million and auction revenues of $60.0 million, representing growth over the corresponding period in 1996 of 29.1% and 27.2%, respectively. These increases are attributable to the expansion of Ritchie Bros.' auction business in North America as well as in Europe, Asia, Australia and the Middle East. The significance of the current Asian economic situation and its impact on the Company's future operating results is at present uncertain. Virtually all growth in the Company has been internally generated. Growth has been financed primarily with cash generated from ongoing operations.

     Gross auction sales represent the aggregate selling prices of all items sold at Ritchie Bros. auctions during the periods indicated. Gross auction sales are key to understanding the financial results of the Company, since the amount of auction revenues and, to a lesser extent, certain expenses, are dependent on it. Auction revenues include commissions earned as agent for consignors through both straight commission and gross guarantee contracts, plus the net profit on the sale of equipment purchased and sold by the Company as principal. Under a gross guarantee contract, the consignor is guaranteed a minimum amount of proceeds on the sale of its equipment. When the Company guarantees gross proceeds, it earns a commission on the guaranteed amount and typically participates in a negotiated percentage of proceeds, if any, in excess of the guaranteed amount. If auction proceeds are less than the guaranteed amount, the Company's commission would be reduced, or, if sufficiently lower, the Company would incur a loss. Auction revenues are reduced by the amount of any losses on gross guarantee consignments and sales by the Company as principal. Auction revenues also include interest income earned that is incidental to the auction business.

     The Company's gross auction sales and auction revenues are affected by the seasonal nature of the auction business. Gross auction sales and auction revenues tend to increase during the second and fourth calendar quarters during which the Company generally conducts more auctions than in the first and third calendar quarters. The Company's gross auction sales and auction revenues are also affected on a period-to-period basis by the timing of major auctions. In newer markets where the Company is developing operations, the number and size of auctions and, as a result, the level of gross auction sales and auction revenues, is likely to vary more dramatically from period-to-period than in the Company's established markets where the number, size and frequency of the Company's auctions are more consistent. Finally, economies of scale are achieved as the Company's operations in a region mature from conducting intermittent auctions, establishing a regional auction unit, and ultimately to developing a permanent auction site.

     Income taxes reported in periods shown are not indicative of tax that would normally be incurred on reported income. The majority of Ritchie Bros.' historical business operations was carried on by predecessor entities to the Company that were partnerships. Consequently, most of the income of the predecessor partnerships has been included for income tax purposes in the income of the partner entities, many of which were not predecessor entities to the Company. As a result of the Reorganization, the Company is subject to income taxation in all relevant jurisdictions. Pro forma income statement data has been provided to give effect to estimated income tax expense that would have been incurred if the Company had been subject to income taxes for all periods shown based on the tax laws in effect during the respective periods. Such pro forma income statement data should not be construed as indicative of future tax expense.

     In connection with the Reorganization, the Company distributed $35.0 million to the owners of the Company's predecessor entities. See "The Reorganization."

     Prior to the Reorganization the Company's general and administrative expense fluctuated significantly from period to period, primarily as a result of the amount and timing of profit distributions paid as bonuses to certain of the beneficial owners of the Company's predecessor entities. During this period, certain other beneficial owners were remunerated through profit distributions that did not result in charges against the Company's income. Management anticipates that general and administrative expense will, after the Reorganization, vary less between calendar quarters than in 1997 and prior calendar years. The differences in timing, magnitude and characterization of remuneration will affect the quarter-to-quarter comparability of general and administrative expense as between the year ended December 31, 1997 and the year ending December 31, 1998, with some quarters reflecting increased expenses, and others reflecting decreased expenses. Since only nominal remuneration for the former beneficial owners was included in general and administrative expense in the quarter ended March 31, 1997, management anticipates that general and administrative expense will be significantly higher in the quarter ending March 31, 1998.

     Non-recurring employee equity participation expense of $10.3 million for the eight-month period ended December 31, 1997 arises from grants to employees of options to purchase 196,333 Common Shares with an exercise price of $0.10 per share and from issuances to other employees of 497,999 Common Shares at a purchase price of $0.10 per share. These Common Share issuances and option grants were made pursuant to the Employee Equity Participation Program. Management does not anticipate any further option grants or share issuances under the Employee Equity Participation Program. See "Management -- Employee Equity Participation Program."

     Under U.S. GAAP, net income for the eight-month period ended December 31, 1997 also reflects a non-recurring expense of $1.4 million, representing professional fees, other expenses and taxes incurred in connection with the Reorganization.

     Although the Company cannot accurately anticipate the future effect of inflation, inflation historically has not had a material effect on the Company's operations.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of gross auction sales represented by certain items in the Company's consolidated statements of income.

                                                                                                 EIGHT MONTHS ENDED
                                                       FISCAL YEAR ENDED APRIL 30,                  DECEMBER 31,
                                                -----------------------------------------    --------------------------
                                                   1995           1996           1997           1996           1997
                                                -----------    -----------    -----------    -----------    -----------
Gross auction sales.........................         100.00%        100.00%        100.00%        100.00%        100.00%
                                                -----------    -----------    -----------    -----------    -----------
Auction revenues............................           8.09           8.68           9.10           8.94           8.81
                                                -----------    -----------    -----------    -----------    -----------
Direct expenses.............................          (2.05)         (1.75)         (1.75)         (1.82)         (1.91)
                                                -----------    -----------    -----------    -----------    -----------
Expenses
  Depreciation..............................          (0.27)         (0.24)         (0.26)         (0.19)         (0.23)
  General and administrative................          (3.88)         (3.57)         (3.92)         (3.94)         (4.02)
  Employee equity participation.............             --             --             --             --          (1.52)
                                                -----------    -----------    -----------    -----------    -----------
                                                      (4.15)         (3.81)         (4.18)         (4.13)         (5.77)
                                                -----------    -----------    -----------    -----------    -----------
Other income (expense)
  Interest expense..........................          (0.20)         (0.15)         (0.14)         (0.08)         (0.20)
  Other income..............................           0.11           0.16           0.12           0.14           0.08
                                                -----------    -----------    -----------    -----------    -----------
                                                      (0.09)          0.01          (0.02)          0.06          (0.12)
                                                -----------    -----------    -----------    -----------    -----------
Income before income taxes..................           1.80%          3.13%          3.15%          3.05%          1.01%
                                                ===========    ===========    ===========    ===========    ===========

EIGHT MONTHS ENDED DECEMBER 31, 1997 COMPARED TO EIGHT MONTHS ENDED DECEMBER 31, 1996

     Auction Revenues. Auction revenues of $60.0 million for the eight months ended December 31, 1997 increased by $12.8 million, or 27.2%, from the same period in 1996 as a result of increased gross auction sales, partially offset by lower average commission rates earned on auction contracts. Gross auction sales of $681.4 million for the eight months ended December 31, 1997 increased by $153.6 million, or 29.1%, from the same period in the prior year, primarily as a result of increased gross auction sales in the United States. The balance of the increase was attributable to sales outside the United States, including results from the Company's first auctions in Japan and the United Arab Emirates.

     Direct Expenses. Direct expenses are expenses that are incurred as a result of an auction sale being held. Direct expenses include the costs of hiring temporary personnel to assist in the conduct of the auction, lease expenses for temporary auction sites, travel costs for full time employees to attend and work at the auction site, security hired to safeguard equipment while at the auction site, and advertising costs specifically related to the auction. Direct expenses increased by $3.4 million for the eight-month period ended December 31, 1997 compared to the same period in the prior year, reflecting increased costs from increased gross auction sales. As a percentage of gross auction sales, direct expenses increased to 1.91% for the eight-month period ended December 31, 1997 compared to 1.82% for the same period in 1996. This increase was a result of more auctions being conducted in the period ended December 31, 1997 at temporary sites, where direct expenses generally constitute a higher percentage of gross auction sales as compared to permanent sites.

     Depreciation Expense. Depreciation is calculated on capital assets employed in the Company's business, including building and site improvements, automobiles, yard equipment, and computers. In the eight-month period ended December 31, 1997, depreciation increased $0.5 million, reflecting increased investment in fixed assets during the eight-month period ended December 31, 1997 compared to the same period in the prior year. Management anticipates that depreciation expense will increase as existing auction sites are improved and additional permanent auction sites are acquired and developed.

     General and Administrative Expense. General and administrative expense ("G&A") includes employee expenses, such as salaries, wages, bonuses and benefits, non-auction related travel, institutional advertising, insurance, general office, and computer expenses. For the eight months ended December 31, 1997, G&A increased by $6.6 million, or 31.9%, from the same period in the prior year, as a result of an increased level of administrative infrastructure to support higher levels of gross auction sales, and a profit distribution of $3.0 million paid as a bonus in connection with the Reorganization to the beneficial owners of the Company's predecessor entities. Similar profit distributions in prior years were only partially included in G&A.

     As a percentage of gross auction sales, G&A increased for the eight-month period ended December 31, 1997 to 4.02% compared to 3.94% for the same period in 1996. Absent the profit distribution of $3.0 million paid as a bonus in connection with the Reorganization, G&A as a percentage of gross auction sales decreased to 3.58%. This decrease resulted from gross auction sales growing at a faster rate than G&A. As sales staff are added and new offices opened, gross auction sales and auction revenues in these areas tend to lag behind the related G&A. Management anticipates that G&A will increase as the Company continues to expand its operations.

     Employee Equity Participation Expense. Non-recurring employee equity participation expense of $10.3 million incurred in the eight-month period ended December 31, 1997 related to the issuance of shares and options to employees of the Company pursuant to the Employee Equity Participation Program. Management does not anticipate further issuances of shares or grants of options pursuant to the Employee Equity Participation Program. See "Management -- Employee Equity Participation Program."

     Income from Operations. Income from operations of $7.7 million in the eight-month period ended December 31, 1997 decreased by $8.1 million, or 51.4%, from $15.8 million in the same period in the prior year. The decrease is attributable to the profit distribution of $3.0 million and the non-recurring employee equity participation expense of $10.3 million.

     Interest Expense. Interest expense includes interest and bank charges paid on term bank debt incurred in the fiscal year ended April 30, 1993 to accelerate the development of three auction locations in the United States and interest and related fees paid on operating credit lines with banks. Interest expense of $1.4 million for the eight months ended December 31, 1997 increased by $1.0 million over the corresponding period in 1996. The increase was due to additional short-term debt incurred by the Company as a result of the $35.0 million distribution to the owners of the Company's predecessor entities in connection with the Reorganization, and additional short term debt incurred by the Company to finance auctions held outside the United States. Management plans to partially finance the acquisition of additional permanent auction sites by incurring debt, which will result in an increase in interest expense. See "The Reorganization."

     Other Income. Other income arises from equipment appraisals performed by the Company and other miscellaneous sources. Other income decreased by $0.2 million in the eight-month period ended December 31, 1997 compared to the same period in 1996 because fewer appraisals were performed by the Company during the 1997 period.

     Income Taxes. Historical income taxes for the periods shown are not meaningful since many of the predecessor entities to the Company were partnerships not subject to corporate income taxation. See "-- Overview." The pro forma income statement data included elsewhere in this Prospectus gives effect to estimated income tax expense that would have been incurred if the Company had been subject to income taxes for all periods shown based on the tax laws in effect during the respective periods. For future financial periods, the Company will be subject to income taxes in all relevant jurisdictions. See "The Reorganization."

FISCAL YEAR ENDED APRIL 30, 1997 COMPARED TO FISCAL YEAR ENDED APRIL 30, 1996

     Auction Revenues. Auction revenues of $72.2 million in fiscal 1997 increased by $6.9 million, or 10.5%, from $65.3 million in fiscal 1996, as a result of higher gross auction sales and higher average commission rates earned on auction contracts during fiscal 1997. Gross auction sales of $792.9 million in fiscal 1997 increased by $40.1 million, or 5.3%, from fiscal 1996 as a result of increased gross auction sales in the United States due to an increase in the number of consignors during fiscal 1997. Gross auction sales outside of the United States were relatively unchanged between fiscal 1996 and fiscal 1997.

     Direct Expenses. Direct expenses increased by $0.8 million in fiscal 1997, representing 1.75% of gross auction sales, unchanged from fiscal 1996.

     Depreciation Expense. In fiscal 1997, depreciation increased by $0.2 million compared to fiscal 1996. This increase is attributable to incremental depreciation on $1.5 million of fixed assets acquired and put in use in fiscal 1997.

     General and Administrative Expense. In fiscal 1997 G&A increased by $4.3 million, or 15.8%, over fiscal 1996. G&A also increased as a percentage of gross auction sales, from 3.57% in fiscal 1996 to 3.92% in fiscal 1997. The increase was primarily due to the Company's opening new offices in Europe and Asia, and expanding its sales staff in the United States and its global administrative infrastructure. Total full time employees increased from 264 at the end of fiscal 1996 to 300 at the end of fiscal 1997. Non-auction related travel to expand into new regions, together with increased employee performance bonuses, also contributed to the increase.

     Interest Expense. Interest expense remained relatively constant between fiscal 1996 and fiscal 1997.

     Other Income. Other income declined in fiscal 1997 by $0.3 million to $0.9 million compared to fiscal 1996 primarily due to a non-recurring gain on sale of redundant land in fiscal 1996 of $0.6 million.

     Income Taxes. Historical income taxes for the periods shown are not meaningful since many of the predecessor entities to the Company were partnerships not subject to corporate income taxation. See "-- Overview." The pro forma income statement data included elsewhere in this Prospectus gives effect to estimated income tax expense that would have been incurred if the Company had been subject to income taxes for all periods shown based on the tax laws in effect during the respective periods. For future financial periods, the Company will be subject to income taxes in all relevant jurisdictions. See "The Reorganization."

FISCAL YEAR ENDED APRIL 30, 1996 COMPARED TO FISCAL YEAR ENDED APRIL 30, 1995

     Auction Revenues. Auction revenues of $65.3 million increased by $14.0 million, or 27.2%, in fiscal 1996 compared to fiscal 1995. This increase resulted from a particularly strong fiscal 1996, reflecting increased gross auction sales in Europe and Asia, and relatively weak results in fiscal 1995 due to the impact of losses experienced in certain of the Company's new markets in that year. Gross auction sales of $752.7 million in fiscal 1996 increased by $118.7 million, or 18.7%, from fiscal 1995. This increase primarily resulted from a substantial increase in gross auction sales in both Europe and Asia, reflecting the highly variable nature of auction activity in the Company's newer markets.

     Direct Expenses. Direct expenses were relatively constant between fiscal 1995 and fiscal 1996. Direct expenses as a percentage of gross sales declined from 2.05% in fiscal 1995 to 1.75% in fiscal 1996. This decline is attributable to economies of scale being achieved from higher average gross auction sales per auction during fiscal 1996, and from the Company's operation of more auctions out of permanent auction sites.

     General and Administrative Expense. G&A increased in fiscal 1996 by $2.2 million, or 9.0%, over fiscal 1995. The increase was due to increased performance bonuses for staff along with expenses relating to the Company's European expansion, generally higher staffing levels during fiscal 1996 and inflationary wage increases. Total full time employees grew from 241 at April 30, 1995 to 264 at April 30, 1996. As a result of achieving economies of scale, G&A as a percentage of gross auction sales declined from 3.88% in fiscal 1995 to 3.57% in fiscal 1996.

     Interest Expense. Interest expense of $1.1 million in fiscal 1996 declined by 13.3%, from fiscal 1995 due to scheduled debt amortization, resulting in a lower average borrowing level during fiscal 1996.

     Other Income. Other income increased in fiscal 1996 by $0.5 million due to a non-recurring gain on sale of redundant land in fiscal 1996.

     Income Taxes. Historical income taxes for the periods shown are not meaningful since many of the predecessor entities to the Company were partnerships not subject to corporate income taxation. See "-- Overview." The pro forma income statement data included elsewhere in this Prospectus gives effect to estimated income tax expense that would have been incurred if the Company had been subject to income taxes for all periods shown based on the tax laws in effect during the respective periods. For future financial periods, the Company will be subject to income taxes in all relevant jurisdictions. See "The Reorganization."

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash can fluctuate significantly from period to period, due to the difference in the timing of receipt of gross sale proceeds from buyers and the payment of net amounts due to consignors. If auctions are conducted near a fiscal period end, the Company may hold cash in respect of those auctions that will not be paid to consignors until after the period end. Accordingly, management believes a more meaningful measure of the Company's liquidity is working capital. At December 31, 1997 and April 30, 1997, 1996 and 1995, working capital was $3.3 million, $39.7 million, $33.1 million, and $21.8 million, respectively. Consistent with the above discussion of income taxes, these working capital balances do not include certain income tax liabilities that would have been incurred if the Company had been subject to full corporate income taxation in all relevant jurisdictions. Increases in working capital over the annual periods presented resulted primarily from cash generated from operations. The decrease in working capital between April 30, 1997 and December 31, 1997 resulted from distributions to owners of the Company's predecessor entities in excess of net income during the period.

     Net capital expenditures by the Company in the eight-month period ended December 31, 1997 and the fiscal years ended April 30, 1997, 1996 and 1995 were $3.2 million, $5.2 million, $1.2 million, and $5.8 million, respectively. In its fiscal years ended April 30, 1995 and 1997, the Company acquired additional land for use as permanent auction sites and incurred related development costs. During the fiscal year ended April 30, 1996 and the eight-month period ended December 31, 1997, no property was acquired. However, during such later period the Company incurred costs relating to the development of new permanent auction sites.

     During the next three years, the Company intends to incur capital expenditures of approximately $60.0 million for the acquisition and development of additional permanent auction sites and the replacement or improvement of existing permanent auction sites. Certain property sites have already been identified for acquisition, replacement or improvement and the Company has entered into commitments relating to some of these properties.

     Operating credit lines available to the Company exceed $50.0 million. In addition, the Company has credit lines of approximately $15.0 million to fund property acquisitions. The Company utilizes its operating credit lines most frequently during February and August, prior to the spring and fall months when proportionately more auctions are conducted. During other times in the year, the Company typically has not accessed its credit facilities for working capital.

     The Company believes that cash generated from operations together with available credit lines and the proceeds from the Offering will be sufficient to meet its liquidity needs for the foreseeable future.

     The Company has reviewed its computer systems in order to identify necessary modifications for the year 2000. The Company does not anticipate that it will incur material expenditures to complete such modifications and it does not anticipate any significant disruptions to its operations.

EXCHANGE RATES

     The Company generates revenues and incurs expenses in numerous currencies, principally the U.S. dollar and the Canadian dollar, and to a lesser extent, several other currencies, including the Australian dollar and the Netherland Guilder. To the extent the U.S. dollar rises or falls in relation to any of these currencies, the net revenues earned in these currencies will decrease or increase, respectively, upon translation into U.S. dollars for accounting purposes.

     If the Company enters into a significant auction contract in a currency that differs from the currency that will be received upon the sale of the related equipment, the Company generally enters into either a forward or spot contract to mitigate any substantial foreign exchange risk. Under these circumstances, the cost of any foreign currency hedge is taken into account in the pricing of any gross guarantee or outright purchase contract with the consignor. The Company does not engage in derivative trading.

     Management believes that the Company's net exposure to currency fluctuations is not material and that currency fluctuations are unlikely to have a material impact on the Company's financial results.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     Note 10 to the consolidated financial statements sets out differences between Canadian GAAP and U.S. GAAP. In addition to the U.S. GAAP issues taken into account in the preparation of Note 10, the following accounting standards have been issued by the Financial Accounting Standards Board in the United States and may become applicable to the Company's reported results, but have not yet been adopted by the Company because such standards are not effective for the periods presented.

     FAS 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income (which is all changes in the net equity of a business due to transactions or other events not involving owners) and its components (revenues, expenses, gains and losses). While it does not specify a format of presentation, FAS 130 does require that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 130, which does not address issues of recognition or measurement of comprehensive income, is effective for years beginning after December 15, 1997.

     FAS 131, "Disclosures about Segments of an Enterprise and Related Information," establishes new standards for the reporting of information about the operating segments of a business. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, FAS 131 requires that the definition of operating segments reflect the manner in which the enterprise's chief operating decision maker decides how to allocate resources and assess performance. FAS 131 is effective for years beginning after December 15, 1997.

     Management of the Company does not believe that the adoption of these new accounting standards will materially affect its historical results of operations as set out in the financial statements included elsewhere in this Prospectus.

                                    BUSINESS

GENERAL

     Ritchie Bros. is the world's leading auctioneer of industrial equipment, operating through 50 locations in 13 countries in North America, Europe, Asia and Australia. The Company sells, through public auctions, a broad range of used industrial equipment, including equipment used in the construction, transportation, mining, forestry, petroleum and agricultural industries. Ritchie Bros. conducts its auctions on an unreserved basis, with each and every item being sold to the highest bidder on the day of the auction and no minimum prices or bidding permitted on behalf of consignors. Ritchie Bros. attracts a broad international base of customers to its auctions through its worldwide marketing efforts and reputation for conducting auctions through a fair selling process. Many of the Company's customers are both consignors and buyers. Management believes that the Company's reputation and leading market position, as well as the breadth and international composition of the customers at Ritchie Bros.' auctions, result in a greater volume of consigned equipment and higher gross auction sales than in other auction venues.

     Ritchie Bros.' auction business has experienced significant growth over the last five years. During that period, the Company's gross auction sales have grown from $477.1 million in its fiscal year ended April 30, 1993 to $792.9 million in its fiscal year ended April 30, 1997, representing a compound annual growth rate of 13.5%. During the same five fiscal years, the Company's annual auction revenues have grown from $45.0 million to $72.2 million, representing a compound annual growth rate of 12.5%, and income before income taxes has grown from $13.0 million to $25.0 million, representing a compound annual growth rate of 17.8%. During the eight-month period ended December 31, 1997, the Company had gross auction sales of $681.4 million and auction revenues of $60.0 million, representing growth over the corresponding period in 1996 of 29.1% and 27.2% respectively.

     Ritchie Bros.' strategic objective is to continue its profitable growth by increasing income from operations in the Company's existing markets and by expanding into new geographic markets. The Company is also assessing possible opportunities to expand its presence in market segments that the Company has not historically emphasized, such as the agricultural and certain transportation segments of the industrial equipment auction market.

INDUSTRY

     The purchase and sale of used industrial equipment in the international marketplace is transacted through auctioneers, dealers, and brokers and directly between end-users. This market includes both mobile and stationary equipment and trucks and trailers produced by manufacturers such as Caterpillar, Case, John Deere, Komatsu, Hitachi, Ingersoll Rand, Kenworth and Mack for the construction, mining, forestry, petroleum, agriculture and transportation industries, among others. Examples of industrial equipment include crawler tractors, excavators, loader backhoes and wheel loaders. Much of the equipment can be used in multiple industries and in diverse geographic locations.

     Growing Market for Used Industrial Equipment. The international used industrial equipment market has experienced substantial growth in recent years as a result of the following factors:

     - An increasing, cumulative supply of used equipment, as a result of the substantial ongoing production of new industrial equipment by the major manufacturers.

     - Increasing turnover rates among first-time owners and sales of idle or underutilized equipment, resulting from the increase in the size of rental fleets as well as the global trends toward outsourcing and reducing investment in capital assets.

     - Increasing demand for used industrial equipment caused by increased infrastructure expenditures in emerging markets and worldwide economic growth.

     - Increasing willingness of equipment users to purchase high quality used equipment instead of purchasing new equipment at a higher initial cost.

     Growth of Industrial Equipment Auction Market. The industrial equipment auction market has grown rapidly during the past several years, and management believes that auctions represent an increasingly important industrial equipment distribution channel for the following reasons:

     - The increasing preference of sellers to utilize the auction marketplace in order to achieve a sale quickly and to maximize proceeds.

     - The attractiveness and convenience of the auction marketplace to buyers, who often need to purchase many different types of equipment and may not want to be restricted to a single manufacturer, as is the case for many dealers.

     Attractiveness of Industrial Equipment Auction Market. The industrial equipment auction market is attractive for the following reasons:

     - The industrial equipment auction business is relatively insulated from cyclical economic trends. In many cases, economic fluctuations or downturns can lead to increased levels of used equipment for consignment, and in greater demand for used, rather than new, equipment. For example, Ritchie Bros. auction sales increased during the economic recessions of the 1980's and 1990's.

     - Industrial equipment auctioneers typically are not restricted to selling lines of equipment provided by a particular manufacturer or manufactured for a particular industry, or to holding auctions in particular geographic regions. As a result, auction companies can respond quickly to changing market forces and address a variety of customer demands.

     - The industrial equipment auction business is not capital intensive and auction companies do not have risks associated with holding inventory over extended periods.

     - The industrial equipment auction industry is generally fragmented; Ritchie Bros. is the only participant that conducts auctions on a global scale. In calendar 1997, of the 42 companies that are followed by an industry source reporting auction results for the construction equipment segment of the industrial equipment auction industry, reported gross auction sales for Ritchie Bros. exceeded those of the other 41 reported companies combined and exceeded three times the gross auction sales of the next largest auctioneer. Although the Company is not relying on such industry source as an expert, the Company believes that the information provided is reliable.

KEY STRENGTHS

     Ritchie Bros. has several key operating strengths that provide distinct competitive advantages which have enabled the Company to achieve significant and profitable growth. These competitive advantages include: a reputation for conducting fair auctions; high quality services for both consignors and bidders; international scope and the ability to attract both consignors and bidders from around the world; proprietary database and software infrastructure that can support substantial expansion in the Company's operations; size and financial strength that permit Ritchie Bros. to dominate its existing markets and to move effectively into new markets; and a dedicated and experienced workforce.

     Reputation for Conducting Fair Auctions. Management believes that the Company's highly publicized commitment to fair dealing and the unreserved auction process has been a key contributor to the Company's past growth and success. All Ritchie Bros. auctions are unreserved, meaning that there are no minimum prices; each and every item is sold to the highest bidder on the day of the auction. By contract, each consignor is prohibited from bidding on its own consigned items at the auction, or in any way artificially affecting the auction result. In addition, the Company adheres to a policy prohibiting it from artificially affecting the auction result by bidding on any items being auctioned. Each bidder has confidence that if he or she makes the highest bid for an item, even if that bid is less than the item's anticipated sale price, the item will be sold to that bidder. Auction practices employed by industrial equipment auctioneers vary widely. Ritchie Bros. does not employ practices such as reserved prices (a minimum sale price which may be stated or unstated), buy-backs (where the consignor or its agent is permitted to bid on and buy back its own equipment), or requiring buyers to pay premiums, commissions or other fees on their auction purchases.

     Management believes that Ritchie Bros.' reputation for conducting fair auctions is a major competitive advantage. Ritchie Bros.' auctions generally draw a larger number of bidders than other industrial equipment auctions. The larger bidder audience at a Ritchie Bros. auction attracts potential consignors who reason that a large number of bidders competing for the same items is the best way to maximize the selling price of their equipment. Greater volume and selection of consigned equipment at an auction, in turn, attracts more bidders to the auction, in a process that is self reinforcing.

     High Quality Services for Consignors and Bidders. Ritchie Bros.' auction operations are conducted on a standardized basis around the world and provide consignors assurance that they will obtain the best return on their dispositions of equipment and bidders confidence that they will be given the opportunity to obtain equipment at a fair price.

     For consignors, Ritchie Bros.' comprehensive services typically begin with an equipment appraisal that gives the prospective consignor a reliable and credible estimate of the value of the appraised equipment. Ritchie Bros. stands behind each of its appraisals with a proposal, tailored to the consignor, that may include an alternative commission structure based upon a guaranteed minimum level of gross sale proceeds, or an outright purchase. Ritchie Bros.' willingness to take consignment of a customer's full equipment fleet (and all ancillary assets, including inventories, parts, tools, attachments and construction materials), rather than only the most desirable items, is another important service to the consignor.

     In addition to its appraisal services, Ritchie Bros. offers repair and refurbishment services to consignors, and provides advice on how to present the equipment in order to maximize the consignor's proceeds. On behalf of the consignors, the Company contracts with selected painters and other trade service providers at each of its auction sites and often provides facilities for on-site cleaning and refurbishment of equipment.

     Ritchie Bros. advertises its auctions to a broad, international base of potential buyers. Each Ritchie Bros. auction is promoted through an intensive marketing campaign that is targeted, through Ritchie Bros.' comprehensive database of over 250,000 customers, to the type and location of bidder most likely to be interested in the equipment to be sold at that auction.

     Following the auction, Ritchie Bros. collects the purchase price and disburses to the consignor the net proceeds accompanied by a standardized settlement statement showing the sale prices, Ritchie Bros.' commission and any amounts deducted for refurbishment or other services authorized by the consignor.

     For bidders, Ritchie Bros. provides an array of services to make the bidding and purchasing process convenient. Ritchie Bros. personnel perform extensive title searches on the equipment consigned, and the Company warrants free and clear title to each buyer. Equipment being offered at the auction is available for inspection by prospective buyers prior to the auction. Other services include a reception on the evening before the auction, expedited check-in procedures, streamlined paperwork and the provision of meeting rooms, third party financing, access to trucking and freight forwarding, vehicle registration and customs brokerage services at the auction site.

     International Scope. Ritchie Bros. markets each auction to a global customer base of potential bidders and consignors. Because international buyers are willing to travel to a Ritchie Bros. auction, consignors have confidence that they will receive the highest possible price for their equipment. Ritchie Bros. has conducted auctions in 16 countries throughout the world, and has offices in 13 countries. Approximately 17% of Ritchie Bros.' gross auction sales for its fiscal year ended April 30, 1997 represented purchases by bidders from countries outside of the country in which the auction was held.

     Ritchie Bros.' management, sales and operating personnel have substantial expertise in marketing, assembling and conducting auctions in new international markets. The Company conducted its first auction outside the United States and Canada in Europe in 1987. The Company has experience in currency exchange risk management, import and export regulatory issues, local political and economic issues, licensing and other regulatory requirements, and cultural and business traditions in the international markets in which it operates. The success of the Company's auctions in countries such as Australia, Germany, Hong Kong, Japan, Mexico, The Netherlands, The Philippines and the United Arab Emirates demonstrate the Company's ability to adapt its operations to, and successfully compete in, new international markets.

     Proprietary Databases and Software. The Company's proprietary databases provide access to information regarding potential bidders and equipment valuations that, in the view of management, significantly enhances the Company's ability to effectively market its auction services. The Company's customer database contains over 250,000 names from over 160 countries and provides, in respect of each customer, information that can be used in developing a relationship with that customer, such as auction attendance, trade association membership, buying and travel habits and sales tax and banking information. The Company's database of equipment valuations, drawn from sale prices at its own auctions as well as other sources of information, allows the Company to identify market trends that both facilitate accurate appraisals and allow the Company to target its marketing in response to those trends.

     Ritchie Bros. has also developed proprietary software which is deployed at the auction sites as a stand-alone system run on personal computers. This system provides the basis for control of auction information about bidders and consignors which is disseminated automatically through the Company's management information system to the relevant marketing, management and title search departments within the Company. Laptop computers provide the Company's territory managers with instant access to customer information, auction results, appraisals and intra-company e-mail. The Company's internet web site is updated daily with descriptions of equipment featured at upcoming auctions.

     Size and Financial Strength. In the highly fragmented industrial equipment auction market, Ritchie Bros. is the world's largest auction company. Based upon an industry source that reports sales by companies in the construction equipment segment of the industrial equipment auction market, in calendar 1997 the reported gross auction sales of Ritchie Bros. in that segment exceeded the combined gross auction sales of the other 41 reported companies and exceeded three times the gross auction sales of the next largest auctioneer.

     The Company generated income before income taxes of $25.0 million in its fiscal year ended April 30, 1997. Management believes that cash generated from operations, together with the net proceeds of the Offering and available debt capacity, will provide the Company with financial resources that exceed those of other industrial equipment auction companies. These resources will enable the Company to continue to expand into profitable new markets, build additional permanent sites and offer its customers services and financial options not offered by auction companies with fewer financial resources.

     Dedicated and Experienced Workforce. Ritchie Bros.' dedicated and motivated employees are an important strength of the Company. Of the Company's 146 sales and managerial employees, 43 have been with the Company for over 10 years and an additional 37 have been with the Company for over five years. Average annual turnover among the same group has been less than 7% over the three fiscal years ended April 30, 1997. All employees participate in a performance bonus plan tying their overall compensation to corporate and personal performance. Key employees have a substantial equity stake in the Company. The 15 beneficial owners of the Company's predecessor entities, all of whom have entered into employment agreements with the Company, have a combined 300 years of experience with Ritchie Bros., an average of 20 years per individual. See "Business -- Employees" and "Management."

GROWTH STRATEGY

     Ritchie Bros.' strategic objective is to continue its profitable growth by increasing income from operations in the Company's existing markets through developing new and upgrading existing permanent auction sites, and by expanding into new geographic markets. The Company is also assessing possible opportunities to expand its presence in market segments that the Company has not historically emphasized.

     Increase Income from Operations in Existing Geographic Markets. Management believes that developing new and upgrading existing permanent auction sites will increase the Company's income from operations. Such permanent, purpose-built sites enable the Company to enhance its corporate identity and establish a long-term presence in the communities in which they are located. By establishing itself in its local markets and by holding frequent and regularly scheduled auctions at its permanent sites, the Company is able to more consistently attract a large volume of consignors and bidders to its auctions.

     The Company benefits from the logistical efficiencies that permanent sites offer in marketing, setting up, and conducting each auction, as compared to temporary sites where the Company's marketing and operations staff are charged with a host of tasks required to organize each auction. At permanent sites, the Company's personnel can focus on attracting consignors and bidders to the auction, which the Company believes contributes to higher gross auction sales at those sites than at temporary sites.

     In its existing markets, the Company has the personnel and systems to increase auction revenues without a corresponding increase in expenses. The Company intends to add sales personnel in regions where it has existing permanent sites to maximize the business volume potential of each site. The most recently developed permanent sites provide equipment storage space, as well as customer meeting, parking and support service facilities, that will support larger auctions than those currently being conducted in these regions. The Company's database, information and communications systems have the capacity to address an expanded level of same-site business. Technological capabilities being considered by the Company, such as specialized video-conferencing capabilities tailored to the auction process, are expected to further increase revenues in the future. As an example of this, during December 1997, the Company used teleconferencing and video technology to hold a "video-link" auction connecting bidders located in Minnesota, Missouri and Wisconsin on a real-time basis.

     Expand into New Geographic Markets. The Company intends to continue to geographically expand its operations by (i) establishing additional auction operations in markets where it has had a strong long-term presence, such as parts of the United States, (ii) increasing its presence in newer markets where it has begun to develop significant business, such as Europe, Asia, Australia and the Middle East and (iii) entering new markets such as South America. Management believes that the Company's experience and demonstrated success in developing new geographic markets, its established international base of customers and its reputation as the world's preeminent industrial equipment auctioneer will provide significant advantages to the Company in its efforts to expand into new geographic markets.

     Ritchie Bros.' entry into a new market usually follows an established sequence. First, bidders from the prospective market attend a Ritchie Bros. auction in a nearby location. Once the Company determines that it has developed sufficient interest from a prospective new area and that a significant consignment from the region can be obtained, an off-site auction will be held in that area. The auction will be managed by personnel from the nearest permanent site or regional auction unit, with support from other regions as necessary. A territory manager will be assigned to the new market for the purpose of sourcing consignments for the nearest regular auction site or auctions in the new area. After sufficient auction activity has taken place in a new market through off-site sales or significant amounts of equipment are being consigned out of that market, Ritchie Bros. will establish a regional auction unit consisting of sales personnel and support staff. The regional auction unit will typically hold auctions on temporary leased sites -- sometimes repeatedly at one or two sites and sometimes at different sites. Once the Company establishes that it can hold at least three significant auctions per year in a region, management assesses the advantages of acquiring land and creating a permanent auction site for the region. Regional auction units and the personnel at permanent sites also conduct off-site auctions in their regions when justified by the nature, quantity and location of the equipment.

     Expand into New Auction Market Segments. Ritchie Bros. will continue to assess possible opportunities to expand its presence in market segments that the Company has not historically emphasized. Management believes that expansion opportunities exist in agriculture and certain transportation segments of the industrial equipment auction market, among others. Such expansion could be pursued either by acquiring existing businesses, by hiring experienced personnel, or by internally generated growth.

OPERATIONS

     Ritchie Bros. auctions are conducted by employees based at the Company's 13 permanent auction sites in North America and by eight regional auction units based in North America, Europe, Asia and Australia. The auctions are held at permanent sites, leased sites, and on consignor owned land ("off-site" auctions), depending on the nature, amount and location of the equipment to be auctioned.

     Ritchie Bros. has developed a specialized auction site design as a model for its permanent sites. Prototype sites were completed in 1994 in Olympia, Washington and Fort Worth, Texas. These sites include custom designed buildings. The main building is approximately 25,000 square feet including offices, covered theatre style seating for approximately 900 people, an auction display area, space for bidder registration, catering, restrooms, on-site third party financing and meeting areas for representatives from trucking companies, freight forwarders and customs brokers. The main building is designed to accommodate the future addition of satellite transmission equipment so that live two-way feeds of remote auctions can be offered as appropriate technology becomes available.

     The Company solicits equipment consignments of any magnitude, ranging from a single piece of equipment consigned by a local owner-operator to a large equipment fleet offered by a multi-national consortium upon the completion of a major construction project. While the majority of the Company's gross auction sales come from items that sell for less than $100,000, the Company also sells more valuable items of up to and exceeding $500,000.

     The appraisal process is an important step in attracting equipment for an auction. Most appraisals commence with Ritchie Bros. personnel visiting the location of the prospective consignor's equipment, where each item to be appraised is described in a standard format prescribed by the Company. The equipment description includes information such as year of manufacture, manufacturer, model, serial number, attachments and condition, including references to refurbishing required to make each item ready for sale. Photographs are taken of as many of the items as possible. The field appraisal is then entered into the Company's central computer whereupon Ritchie Bros. appraisers assign values to each item of equipment. Upon completion of this initial process, the appraisal and management team consults to arrive at a valuation which will form the basis of a tailor-made proposal for the prospective consignor.

     Ritchie Bros. generally functions as an agent, accepting property on consignment from its selling clients (consignors), but may also purchase and resell equipment as principal. In the case of consignments, the Company sells property as agent of the consignor, bills the buyer for the equipment purchased, receives payment from the buyer, and remits to the consignor the consignor's portion of the buyer's payment after deducting the Company's commission, expenses, and applicable taxes. The Company offers auction services to consignors through straight commission, gross guarantee, or outright purchase. These approaches are described below:

          Straight Commission. Under a straight commission consignment, Ritchie Bros. earns a commission based on the auction sale price of the equipment. The commission rate is negotiated on a consignor-by-consignor basis. In the fiscal year ended April 30, 1997, straight commission consignments represented 68% of the Company's gross auction sales.

          Gross Guarantee. Under this type of consignment, Ritchie Bros. guarantees the consignor a minimum level of gross sale proceeds, regardless of the actual results of the auction. When the Company guarantees gross proceeds, it earns a commission on the guaranteed amount and typically participates in a negotiated percentage of any proceeds in excess of the guaranteed amount. If auction proceeds are less than the guaranteed amount, the Company's commission would be reduced or, if sufficiently lower, the Company would incur a loss.

          Outright Purchase. Under the outright purchase method, Ritchie Bros. purchases the equipment from the consignor and then auctions the equipment as principal.

Ritchie Bros.' commission structure (and, in the case of outright purchases, pricing) reflects the degree of risk assumed by the Company with respect to the equipment being sold. Lower commissions are generally charged for straight commission sales than for gross guarantee sales. In the case of outright purchases, pricing is based upon the risk of ownership that is assumed by the Company.

     Occasionally, the Company advances to consignors a portion of the estimated auction proceeds prior to the auction. The Company generally makes such advances only after taking possession of the equipment and upon receipt of a security interest in the equipment to secure the obligation.

     Ritchie Bros. has developed a standardized auction procedure that is used in all its locations throughout the world. Most Ritchie Bros. auctions begin with the sale of small items at the commencement of the auction, followed by larger items rolling across a display ramp in front of a covered gallery. The small items are offered at the beginning of the auction to provide time for new participants to become familiar and comfortable with the process. The ramp portion of the auction commences with light vehicles and then proceeds with heavier self-propelled equipment, including trucks, skid steer loaders, loader backhoes, forklifts, wheel loaders, motor graders, crawler tractors, compactors and rollers. Following the auction of these self-propelled items, the auctioneer deploys a mobile sound truck to sell stationary items such as excavators and cranes and smaller items such as compressors, welders and miscellaneous industrial equipment and material. Items are auctioned at an average rate of 80 to 100 items per hour and are sold on an "as-is, where-is" basis.

CUSTOMERS

     The Company considers both consignors and bidders to be its customers.

     Consignors. Ritchie Bros. solicits equipment consignments of all sizes. Consignors range from owner-operators selling a single piece of equipment, small dealers with several pieces of excess equipment, national equipment rental companies with large recurring fleet disposition needs, to large multi-national construction consortiums selling an equipment fleet and excess material upon completion of a project. In its fiscal year ended April 30, 1997, Ritchie Bros. auctioned equipment for more than 12,000 consignors, ranging from small contractors and equipment operators to Fortune 100 companies and government agencies. During this period, no one consignor accounted for more than 5% of gross auction sales or auction revenues and the top 10 consignors represented less than 15% of gross auction sales. In recent years, Ritchie Bros. has successfully handled consignments for some of the world's leading equipment manufacturers and distributors, and rental, finance, construction and resource companies.

     Bidders. In its fiscal year ended April 30, 1997, Ritchie Bros. registered over 98,000 bidders, ranging from small contractors and owner-operators to Fortune 100 companies and government agencies. Of these bidders, 31% purchased one or more items. During this period, no one buyer accounted for more than 1% of gross auction sales, and the top 10 represented less than 5% of gross auction sales.

     The Company expands its customer base of equipment buyers by providing a variety of value-added programs and services. For example, in 1994, Ritchie Bros. initiated its Express Bidder program, which includes Platinum, Gold and Orange Express Bidder cards, with the first two categories being restricted to high-volume customers. Possession of a Ritchie Bros. Express Bidder card provides bidders with express check-in procedures and streamlined paperwork processing services.

     The Company believes that it has established a broad international base of equipment buyers by providing a broad selection of equipment, cost efficient operations, an internationally consistent and fair auction process, pre-auction access to all equipment, on-site third party financing, shipping and customs clearance services, a guarantee of free and clear title to all equipment, and an efficient registration and settlement system.

MARKETING AND SALES

     Ritchie Bros.' marketing and sales efforts are led by the Company's sales force of over 100 territory managers who are deployed by geographic region around the world. Each territory manager is primarily responsible for the development of customer relationships and solicitation of consignments in the manager's region. Each territory manager is also involved in the appraisal and proposal presentation process. To encourage global teamwork and superior customer service, none of the Company's employees is paid a commission. Territory managers, and all other Ritchie Bros. employees, are compensated by a combination of base salary and performance bonus.

     In support of Ritchie Bros. territory managers, the Company maintains a dual marketing strategy, promoting both Ritchie Bros. and the auction industry in general in what the Company refers to as 'institutional' advertising, and marketing in respect of specific auctions. The dual strategy is designed to attract both consignors and bidders. The institutional advertising includes the use of trade journals and magazines and attendance at numerous trade shows held around the world, such as Conexpo in Las Vegas, Intermat in Paris and Bauma in Munich. The Company also participates in international, national and local trade associations. The auction advertising consists of the production and mailing of full color pictorial auction brochures to a strategic selection from the Company's proprietary database of over 250,000 customers. Trade journal, newspaper, radio and television advertising augments the effort. The Company also maintains a web site on the internet at www.rbauction.com, which is updated daily by the addition of major items consigned that day to upcoming auctions and which permits customers to access auction listing catalogues and other marketing materials.

     In addition to regional marketing through its territory managers, the Company markets through its national accounts team to large national customers, typically consisting of major equipment owners (such as rental companies) or manufacturers who have recurring, large scale equipment disposition requirements in various regions and countries and can benefit from Ritchie Bros.' international network of auction sites.

     Building strong name recognition throughout its target markets is an important part of the Company's marketing program. Accordingly, the Company has implemented programs to continually enhance recognition of the Ritchie Bros. corporate name and logo through consistent design elements in its advertising, signage, facilities, and employee uniforms.

COMPETITION

     The international used equipment market and the industrial equipment auction market are highly fragmented. The Company competes for potential purchasers of industrial equipment with other auction companies and with indirect competitors, such as equipment manufacturers, distributors and dealers that sell new or used equipment, and equipment rental companies. The Company also competes for potential consignors with other auction companies and with indirect competitors, such as used equipment dealers. The Company believes that the principal competitive factors in the industrial equipment auction market are reputation, customer service, commission pricing and structure, and the ability to attract the bidders necessary to generate the best possible prices. Some of the Company's indirect competitors have significantly greater financial and marketing resources and name recognition than the Company. See "Risk Factors -- Risks of Competition."

     Based upon an industry source that reports results for 42 of the largest companies in the construction segment of the industrial equipment auction market, in calendar 1997 the Company's reported gross auction sales in that segment exceeded the combined gross auction sales of the other 41 reported companies and exceeded three times the gross auction sales of the next largest auctioneer.

FACILITIES

     The Company's headquarters is located in Vancouver, Canada, on property owned by the Company. Although the Company leases some temporary auction sites, the Company prefers to purchase permanent auction sites once it has determined that a region can generate sufficient auction revenues. The Company attempts to locate permanent sites in industrial areas close to major cities. Permanent sites generally range in size from 20 to 40 acres. The current permanent auction sites, each of which is owned by the Company, are listed below.

               LOCATION                 YEAR PLACED IN SERVICE    SIZE (ACRES)
               --------                 ----------------------    ------------
UNITED STATES
  Phoenix, Arizona....................           1987                   9
  Denver, Colorado....................           1985                  39
  Tampa, Florida......................           1995                  48
  Atlanta, Georgia....................           1996                  40
  Minneapolis, Minnesota..............           1991                  29
  Fort Worth, Texas...................           1994                  60
  Houston, Texas......................           1993                  25
  Olympia, Washington.................           1994                  26
CANADA
  Edmonton, Alberta...................           1976                  25
  Prince George, British Columbia.....           1980                  32
  Vancouver, British Columbia.........           1979                   8
  Halifax, Nova Scotia................           1997                  26
  Toronto, Ontario....................           1988                  17

     In addition, the Company currently has eight regional auction units based in Baltimore; Chicago; Riverside; Montreal; Subic Bay, Philippines; Rotterdam, The Netherlands; Toluca, Mexico; and Brisbane, Australia. These regional auction units conduct recurring auctions, typically on premises that are leased on a short-term basis. The Company has offices in an additional 29 locations worldwide.

EMPLOYEES

     At December 31, 1997, the Company had 313 full-time employees. The Company also employs approximately 300 employees on a recurring temporary basis in connection with its auctions. The Company expects to increase its customer service and auction yard employees as it expands its operations. The Company is not subject to any collective bargaining agreements and believes that its relationships with its employees are good.

GOVERNMENTAL AND ENVIRONMENTAL REGULATIONS

     In the countries in which it operates, the Company is subject to a variety of federal, provincial, state and local laws, rules and regulations relating to, among other things, the auction business, imports and exports of equipment, worker safety and the use, storage, discharge and disposal of environmentally sensitive materials. In addition, the Company is subject to various local zoning requirements with regard to the location of its auction sites, which vary from location to location.

     Under certain of the laws regulating the use, storage, discharge and disposal of environmentally sensitive materials, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with its site acquisitions, the Company obtains Phase I environmental assessment reports prepared by independent environmental consultants. A Phase I assessment consists of a site visit, historical record review, interviews and reports, with the purpose of identifying potential environmental conditions associated with the subject property.

There can be no assurance, however, that acquired or leased sites have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits.

     The Company has received from the Department of Ecology of the State of Washington (the "DOE") a Notice of Correction with respect to the Company's management of wastewater and hazardous waste at its Olympia, Washington auction site. The Company and the DOE have agreed upon a schedule of compliance for the site, which includes, among other things, the design and installation of a waste water recycling system and improved procedures for handling and containing solid and hazardous wastes. The Company intends to use the resulting upgraded design of the Olympia site, which will exceed applicable regulatory requirements, as a model for its other permanent auction sites.

     The Company believes that it is in compliance in all material respects with all laws, rules, regulations and requirements that affect its business, other than as discussed above with respect to the Olympia, Washington site, and that compliance with such laws, rules, regulations and requirements do not impose a material impediment on the Company's ability to conduct its business.

LEGAL PROCEEDINGS

     From time to time the Company has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of its business. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on the Company or on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Information with respect to the Company's directors and executive officers (the "Executive Officers") is set forth below.

        NAME          AGE                   POSITION(S)
        ----          ---                   -----------
David E. Ritchie....  62    Chairman of the Board and Chief Executive
                            Officer
C. Russell Cmolik...  51    Director, President and Chief Operating
                            Officer
Peter J. Blake......  36    Director, Vice President, Finance and
                              Chief Financial Officer
John T. Wild........  61    Vice President, Administration and Secretary

     David E. Ritchie, a co-founder of the Company, has led the Company since 1974. He currently serves as its Chairman and Chief Executive Officer, positions established by the Company in connection with the Reorganization.

     C. Russell Cmolik joined the Company in 1973 as its Controller from a predecessor firm of KPMG, where he was a Chartered Accountant. Mr. Cmolik has acted as the Company's Chief Financial Officer and was appointed President and General Manager in 1991 and to the recently established position of Chief Operating Officer in July 1997. He has served as a Director of the Company since 1975.

     Peter J. Blake was hired as the Company's Controller in 1991, following his tenure as a Chartered Accountant with Price Waterhouse and predecessor firms of KPMG. Mr. Blake was appointed Vice President, Finance in 1994. In July 1997, he was appointed Chief Financial Officer and elected as a Director of the Company.

     John T. Wild joined the Company in 1981 as a Regional Business Manager following a 22-year career with a major industrial finance and leasing firm. Mr. Wild was appointed Regional Manager of the Company's Prairie Region in 1991 and Vice President, Administration in 1996. In July 1997, he was appointed Secretary of the Company.

BOARD OF DIRECTORS

     The Company's Articles of Amalgamation provide for a Board of Directors consisting of between three and ten directors. Three directors currently serve on the Board, all of whom are officers or employees of the Company. Following the Offering, the Company intends to appoint at least two directors who are neither officers nor employees of the Company or its affiliates ("independent directors").

     Upon the appointment of the independent directors, the Board of Directors will establish an Audit Committee and a Compensation Committee. The Audit Committee, a majority of which will be composed of independent directors, will be responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and for reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors. The Compensation Committee, which will include at least one independent director, will be responsible for reviewing and approving all compensation arrangements for officers of the Company.

     The Canada Business Corporations Act provides that a company may indemnify its directors and officers as to certain liabilities. The Company's By-laws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company intends to enter into separate indemnification agreements with each of its directors and officers to effectuate these provisions and to purchase directors' and officers' liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

COMPENSATION OF DIRECTORS

     Directors who are not independent directors will receive no compensation for serving on the Board of Directors. It is expected that independent directors will receive an annual retainer fee for their services, attendance fees for board or committee meetings attended by them and equity compensation in the form of Common Shares or stock options. All directors will be reimbursed for expenses incurred in connection with attendance at board and committee meetings.

EXECUTIVE COMPENSATION

     Of the four Executive Officers listed above, only Peter Blake was paid a salary and bonus during the fiscal year ended April 30, 1997. The other Executive Officers received distributions based on their interests in the predecessor entities to the Company. Now that the Reorganization has been completed, the Executive Officers are each paid an annual salary and participate with other officers and employees of the Company in the Company's performance bonus program, which considers both Company and individual performance for a given year. During the eight months ended December 31, 1997, Peter Blake was paid a salary and bonus for the full eight-months and the other executive officers were paid a salary and bonus for approximately four of the eight months. Normalized salary and bonus compensation to the Executive Officers for the fiscal year ended April 30, 1997 and the eight-month period ended December 31, 1997 would have been approximately $1.3 million and $1.2 million, respectively, if the Reorganization had been effected prior to May 1, 1996.

EMPLOYMENT AGREEMENTS

     The Company has entered into individual employment agreements (the "Executive Employment Agreements") with each of the Executive Officers. The Executive Employment Agreements may be terminated by the Company at any time, generally upon notice. The Executive Employment Agreements provide for an annual base salary which may be increased by agreement between the Executive Officer and the Company. The Executive Employment Agreements also provide for annual bonuses to be determined in accordance with the Company's performance bonus program. If any of the Executive Officers is terminated without just cause, the Executive Employment Agreements provide for severance payments in an amount of up to eight weeks of the Executive Officer's then current annual salary. The Executive Employment Agreements also include certain noncompetition, nonsolicitation and confidentiality provisions.

STOCK OPTION PLAN

     The Stock Option Plan was adopted by the Company's Board of Directors and the Company's shareholders in July 1997. The Stock Option Plan provides for the award of stock options to selected employees, directors and officers of the Company and to other persons approved by the Board of Directors or its Compensation Committee. Of the 1,500,000 shares that are authorized to be issued under the Stock Option Plan, options to purchase 196,333 shares with an exercise price of $0.10 per share have been granted to employees pursuant to the Company's Employee Equity Participation Program described below, and the remaining 1,303,667 shares are reserved for issuance pursuant to future option grants. Unless extended or determined otherwise by the Stock Option Plan administrator, the outstanding options will remain exercisable until the earliest of: (i) July 30, 2004, (ii) 60 days from the date on which the optionee ceases to be employed by, or provide services to, the Company, or (iii) if the optionee's employment or eligibility ceases by reason of his or her death or if the optionee dies prior to the expiration of the 60-day period described in clause (ii) above, 180 days from the date of death. The Company anticipates that the exercise price of options granted under the Stock Option Plan after consummation of the Offering will be equal to the fair market value of the underlying Common Shares on the grant date. The Stock Option Plan is currently administered by the Board of Directors, which has the authority, subject to the terms of the Stock Option Plan, to determine the persons to whom options may be granted, the exercise price and number of shares subject to each option, the character of the grant, the time or times at which all or a portion of each option may be exercised and certain other provisions.

EMPLOYEE EQUITY PARTICIPATION PROGRAM

     As part of the Reorganization, the 15 beneficial owners of the Company's predecessor entities received Common Shares in respect of their interests in such predecessor entities. Substantially all the full-time employees of the Company who were not beneficial owners of such predecessor entities have been granted an equity interest in the Company (the "Employee Equity Participation Program") by means of issuances of 497,999 Common Shares at a price of $0.10 per share and grants of options under the Company's Stock Option Plan to purchase 196,333 Common Shares with an exercise price of $0.10 per share. See "-- Stock Option Plan." Management does not anticipate any further share issuances or option grants under the Employee Equity Participation Program.

     Certain of the Common Shares issued under the Employee Equity Participation Program and certain of the Common Shares issuable upon exercise of the options granted under the Employee Equity Participation Program are subject to purchase rights granted to a special purpose company which are exercisable at a price of $0.10 per share, if the employment of the holder of such shares or options with the Company is terminated for reasons other than death or retirement. The amount of shares subject to such rights will be reduced by 20% on each of the first five anniversaries of the consummation of the Offering.

                              CERTAIN TRANSACTIONS

     For each of the 12-month periods ending April 30, 1995, 1996, 1997 and 1998, the Company has entered into agreements with D.E.R. Resorts Ltd. ("Resorts"), a corporation controlled by David E. Ritchie, a co-founder and the Chairman and Chief Executive Officer of the Company, pursuant to which Resorts agreed to provide meeting rooms, accommodations, meals and recreational activities at its facilities on Stuart Island in British Columbia, Canada, for certain customers of the Company. The agreements set forth the maximum number of excursions to be provided during a given year and the fees and costs per excursion. The Company paid to Resorts $308,000, $315,000 and $312,000 under the agreements in its fiscal years ended April 30, 1995, 1996 and 1997, respectively. During the eight months ended December 31, 1997, a period which includes the only months of the calendar year during which the Company makes use of Resorts' facilities, the Company paid Resorts $366,000. Management believes that the terms of these agreements are at least as favorable to the Company as could have been obtained from a third party. The Company and Resorts intend to enter into similar agreements in the future.

     Historically, certain affiliates of the predecessor entities to the Company made, directly or indirectly, various loans to such predecessor entities. The loans generally were non-interest bearing until after demand. All such loans were repaid prior to December 31, 1997 in connection with the Reorganization. See Note 3 to the Company's consolidated financial statements included elsewhere in this Prospectus and "The Reorganization."

     The Company has adopted a policy requiring that future transactions between the Company and its officers, directors and principal shareholders and their affiliates be approved by a majority of the disinterested members of the Board of Directors. Under circumstances where the Company has only two disinterested directors, the approval of both such directors will be required.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Shares as of February 28, 1998, as adjusted to give effect to the sale of the Common Shares offered hereby by (1) each person who is known by the Company to own beneficially 10% or more of the Company's Common Shares and (2) all directors and Executive Officers as a group.

                                                                                PERCENT BENEFICIALLY
                                                                                      OWNED(1)
                                                                  SHARES        --------------------
              10% BENEFICIAL OWNERS, DIRECTORS                 BENEFICIALLY     PRIOR TO     AFTER
                   AND EXECUTIVE OFFICERS                          OWNED        OFFERING    OFFERING
              --------------------------------                 -------------    --------    --------
David E. Ritchie............................................      4,938,123        37.4%       30.6%
  1806 5th Street
  Nisku, Alberta
  Canada T9E 7V5
C. Russell Cmolik...........................................      2,098,702        15.9        13.0
  9200 Bridgeport Road
  Richmond, British Columbia
  Canada V6X 1S1
All Directors and Executive Officers as a group
(four persons)(2)...........................................      7,390,398        55.9        45.9

---------------

(1) All amounts assume no exercise of the Underwriters' over-allotment option.

(2) A portion of the Common Shares owned by the Executive Officers is subject to certain purchase rights and contractual restrictions on transfer. See "Management -- Employee Equity Participation Program" and "Shares Eligible for Future Sale."

                          DESCRIPTION OF SHARE CAPITAL

     The following summary describes all provisions of the Company's Articles of Amalgamation and By-laws, and of applicable laws that are material to an understanding of the Common Shares, the Senior Preferred Shares and the Junior Preferred Shares (the Senior and Junior Preferred Shares being the "Preferred Shares"). The summary does not purport to be complete and is subject, and qualified in its entirety by, the complete provisions of the Articles of Amalgamation and By-laws of Ritchie Bros. which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

     Upon consummation of the Offering, the authorized share capital of Ritchie Bros. will consist of an unlimited number of Common Shares, without par value, 16,113,666 shares of which will be issued and outstanding, an unlimited number of Senior Preferred Shares, without par value, none of which will be issued and outstanding, and an unlimited number of Junior Preferred Shares, without par value, none of which will be issued and outstanding. Immediately prior to consummation of the Offering, approximately 22.4% of the Company's outstanding Common Shares will be held in the United States by six holders of record.

COMMON SHARES

     Holders of Common Shares are entitled to one vote for each share held on all matters submitted to a vote of the shareholders, including the election of directors. Accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all of the directors standing for election. The Articles of Amalgamation of Ritchie Bros. do not provide for cumulative voting in the election of directors. There are no limitations on the rights of non-resident or foreign owners to hold or vote Common Shares. Subject to preferences that may be applicable to any Preferred Shares outstanding at the time, holders of Common Shares are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Ritchie Bros., holders of Common Shares are entitled to share ratably in all assets remaining after payment of liabilities of Ritchie Bros. and the liquidation preferences, if any, of any outstanding Preferred Shares. Holders of Common Shares have no preemptive rights and no rights to convert their Common Shares into any other securities and there are no redemption provisions with respect to such shares. All outstanding Common Shares upon consummation of the Offering will be fully paid and non-assessable. The rights, preferences and privileges of holders of Common Shares are subject to, and may be adversely affected by, the rights of the holders of any series of Preferred Shares which Ritchie Bros. may designate and issue in the future.

PREFERRED SHARES

     The Articles of Amalgamation of Ritchie Bros. provide that the Board of Directors, without further action by the shareholders, may issue Preferred Shares in one or more series and may fix or alter the relative, participating, optional or other rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights, and the description of shares constituting any wholly unissued series of Preferred Shares. The Board of Directors, without further shareholder approval, can issue Preferred Shares with voting and conversion rights which could adversely affect the voting power of the holders of Common Shares. No Preferred Shares will be outstanding upon consummation of the Offering and Ritchie Bros. currently has no plans to issue Preferred Shares. The issuance of Preferred Shares in certain circumstances may have the effect of delaying or preventing a change of control of the Company without further action by the shareholders, may discourage bids for the Common Shares at a premium over the market price of the Common Shares, and may adversely affect the market price and the voting and other rights of the holders of Common Shares.

MODIFICATIONS, SUBDIVISIONS AND CONSOLIDATIONS

     In accordance with the Canada Business Corporations Act, the amendment of certain rights of holders of a class of shares, including Common Shares, requires the approval of not less than two-thirds of the votes cast by the holders of such shares voting separately as a class at a special meeting of such holders. In circumstances where the rights of a class of shares may be amended, the shareholders have the right under the Canada Business

Corporations Act to dissent from such amendment and require that Ritchie Bros. pay them the then fair value of the shares.

LISTING

     The Common Shares have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "RBA."

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Shares is Bank of Montreal Trust Company, New York, New York, and The Trust Company of Bank of Montreal, Vancouver, Canada.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, the Company will have 16,113,666 Common Shares outstanding. Of these shares, the 2,900,000 Common Shares sold by the Company in the Offering will be freely tradable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company (as that term is defined under the Securities Act and the regulations promulgated thereunder). The remaining 13,213,666 Common Shares outstanding were issued or sold without registration under the Securities Act and may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including the exemptions provided by Regulation S and Rule 144 promulgated under the Securities Act.

     Of the 13,213,666 Common Shares outstanding immediately prior to consummation of the Offering, 10,250,793 Common Shares (the "Non-U.S. Shares") have been sold by the Company in reliance upon Regulation S under the Securities Act to persons the Company believes were outside the United States at the time of such sale. Of the Non-U.S. Shares, 7,390,398 Common Shares (the "Non-U.S. Affiliate Shares") are held by persons the Company believes are affiliates and 2,860,395 Common Shares (the "Non-U.S. Non-Affiliate Shares") are held by persons the Company believes are not affiliates. Common Shares sold outside the United States in reliance upon Regulation S may, under certain circumstances and subject to applicable laws of other jurisdictions, be resold in the United States by persons other than affiliates of the Company without registration under the Securities Act, in some cases immediately after the date of this Prospectus. Common Shares sold outside the United States in reliance upon Regulation S may, under certain circumstances and subject to applicable laws of other jurisdictions, be resold in the United States by affiliates of the Company beginning as soon as 90 days after the date of this Prospectus, subject to the volume and manner of sale requirements, but not the holding period requirements, of Rule 144 under the Securities Act. All Non-U.S. Shares are subject to the lock-up agreements described below.

     All Common Shares outstanding immediately prior to consummation of the Offering other than the Non-U.S. Shares will be subject to the resale restrictions of Rule 144 under the Securities Act and to the lock-up agreements described below. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, is entitled to sell within any three-month period a number of shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding Common Shares or (ii) the average weekly trading volume of the outstanding Common Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not an affiliate of the Company during the 90 days preceding a proposed sale by such person and who has beneficially owned "restricted securities" for at least two years is entitled to sell such shares under Rule 144 without regard to the volume, manner of sale or notice requirements. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly controls, or is controlled by, or is under common control with such issuer.

     Except for the issuance by the Company of options under the Stock Option Plan, the Company and its directors, executive officers and certain other shareholders have agreed not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any Common Shares or securities convertible into or exchangeable or exercisable for Common Shares or file a registration statement under the Securities Act with respect to the same or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Shares, without the prior written consent of Merrill Lynch for a period of 180 days after the date of this Prospectus. All other holders of Common Shares outstanding immediately prior to consummation of the Offering who are not subject to such lock-up agreement are prohibited from selling their shares while they are subject to certain purchase rights, which do not begin to lapse until the first anniversary of the consummation of the Offering. See "Management -- Employee Equity Participation Program."

     The 15 beneficial owners of the Company's predecessor entities, who together will own approximately 79% of the Common Shares outstanding upon consummation of the Offering, have agreed amongst themselves to further restrict the sale or transfer of their shares. Their agreement provides that until the date of the first anniversary of the consummation of the Offering no party will sell, grant any option to purchase or otherwise transfer or dispose of any Common Shares owned by such party prior to consummation of the Offering. The number of shares subject to such restriction will be reduced by one-third on each of the first three anniversaries of the Offering.

     Options to purchase 196,333 Common Shares are outstanding under the Stock Option Plan, all of which are immediately exercisable. An additional 1,303,667 shares will remain available for future option grants under the Stock Option Plan. The Company intends to file a registration statement under the Securities Act after consummation of the Offering to register for resale under the Securities Act all Common Shares reserved for issuance under the Stock Option Plan. Such registration statement will become effective automatically upon filing. Shares issued under the Stock Option Plan after the registration statement is filed may thereafter be sold in the open market, subject, in the case of the various holders, to the Rule 144 volume limitations or prospectus delivery requirements applicable to affiliates and any transfer restrictions imposed on the date of grant or otherwise.

     Prior to the Offering, there has been no public market for the Common Shares. No predictions can be made of the effect, if any, that future sales of Common Shares, options to acquire Common Shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Shares. See "Risk Factors -- Potential Future Dilution" and "-- No Prior Public Market; Possible Volatility of Share Price."

                                TAX CONSEQUENCES

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the opinion of Perkins Coie, special U.S. tax counsel to the Company, regarding the material U.S. federal income tax matters expected to be relevant to U.S. Holders (as defined below) who hold the Common Shares as capital assets. The following discussion of U.S. federal income tax matters, and the conclusions regarding certain issues of U.S. federal income tax law that are reflected in that discussion, are based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, and administrative and judicial interpretations thereof, all as of the date hereof, and upon certain representations made by officers of the Company, some of which relate to anticipated future factual matters and circumstances. No assurance can be given that changes in existing laws or regulations or their interpretation will not occur, or that such changes will not be retroactive, or that anticipated future factual matters and circumstances will in fact occur.

     As used herein, the term "U.S. Holder" means a beneficial owner of Common Shares who or that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if both (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

     Purchasers of the Common Shares offered hereby may be required to pay stamp taxes and other charges, if any, in accordance with the laws and practices of the locality of purchase in addition to the initial public offering price of the Common Shares offered hereby.

     THE DISCUSSION BELOW IS A SUMMARY AND DOES NOT ADDRESS POTENTIAL TAX CONSIDERATIONS RELEVANT TO THE COMPANY OR THOSE TAX CONSIDERATIONS THAT DEPEND UPON CIRCUMSTANCES SPECIFIC TO EACH INVESTOR. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR INVESTORS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN U.S. FEDERAL INCOME TAX LAWS, SUCH AS ANY U.S. HOLDER WHO OWNS, DIRECTLY OR INDIRECTLY, 10% OR MORE OF THE TOTAL COMBINED VOTING POWER OF ALL CLASSES OF STOCK OF RITCHIE BROS., DEALERS IN SECURITIES, TAX-EXEMPT ENTITIES, BANKS, INSURANCE COMPANIES AND NON-U.S. HOLDERS. PURCHASERS OF THE COMMON SHARES SHOULD THEREFORE SATISFY THEMSELVES AS TO THE OVERALL TAX CONSEQUENCES OF THEIR OWNERSHIP OF THE COMMON SHARES, INCLUDING THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES THEREOF (WHICH ARE NOT REVIEWED HEREIN), AND SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

U.S. TAXATION OF U.S. HOLDERS OF COMMON SHARES

     Dividends

     Dividends paid on the Common Shares will be taxable to a U.S. Holder as ordinary income to the extent of the current or accumulated earnings and profits of Ritchie Bros (as determined for U.S. federal income tax purposes). Any distribution by Ritchie Bros. in excess of its current and accumulated earnings and profits will be treated first as a return of capital which will reduce the U.S. Holder's adjusted basis in the Common Shares (but not below zero). To the extent such a distribution exceeds the U.S. Holder's adjusted basis in the Common Shares, the distribution will constitute gain from the sale or exchange of property. Dividends received on the Common Shares by a corporate holder generally will not be eligible for the dividends received deduction.

     In the case of U.S. Holders who are not residents of Canada, the Canada-United States Income Tax Convention (1980), as amended (the "Convention"), provides that dividends received in respect of the Common Shares generally will be subject to a 15% Canadian withholding tax. For U.S. federal income tax purposes, the gross amount of a distribution with respect to Common Shares will include the amount of any Canadian federal income tax withheld. Subject to the limitations set forth in the Code, as modified by the Convention, including certain minimum holding period requirements, U.S. Holders may elect to claim a foreign tax credit against their U.S. federal income tax liability for Canadian income tax withheld from dividends paid in respect of Common Shares. Dividends on the Common Shares generally will be foreign source "passive income" for U.S. foreign tax credit purposes. The rules relating to the determination of the foreign tax credit are complex and prospective purchasers should consult their personal tax advisors to determine whether and to what extent they would be entitled to such credit. U.S. Holders that do not elect to claim a foreign tax credit in respect of any foreign taxes paid in a taxable year may instead claim a deduction for Canadian income tax withheld in respect of the Common Shares for the taxable year.

     If a dividend is paid in Canadian dollars, the amount includible in income will be the U.S. dollar value of the Canadian dollars distributed, as determined on the date of receipt by the U.S. Holder, or by a nominee, custodian or other agent of such holder, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder will have a tax basis in such Canadian dollars for U.S. federal income tax purposes equal to their U.S. dollar value on the date of receipt. Any subsequent gain or loss in respect of such Canadian dollars arising from exchange rate fluctuations will be ordinary income or loss.

     Sale of Common Shares

     Any gain or loss on the sale or exchange of the Common Shares (which generally would include the receipt of property in a liquidating distribution) generally will be treated as capital gain or loss. Under recently enacted legislation, an individual U.S. Holder generally will be subject to tax on the net amount of his or her capital gain realized on the sale or exchange of the Common Shares at a maximum rate of (i) 28% for Common Shares held for more than one year but not more than eighteen months, (ii) 20% for Common Shares held for more than eighteen months and (iii) provided that the holding period for such shares begins after December 31, 2000, 18% for Common Shares held for more than five years. Special rules (and generally lower maximum rates) apply for individuals whose taxable income is below certain levels. Gain realized by a U.S. Holder on the sale or other disposition of the Common Shares generally will be treated as income from sources within the United States for purposes of applicable foreign tax credit limitations, unless the gain is attributable to an office or fixed place of business maintained by the holder outside the United States and certain other conditions are met.

     Capital loss realized by a noncorporate U.S. Holder is allowable as an offset against capital gain and up to $3,000 of ordinary income. Capital loss realized by a corporate U.S. Holder is allowable as an offset only against capital gain. Capital loss not utilized in any taxable year by a noncorporate U.S. Holder may be carried forward indefinitely and used to offset capital gain and up to $3,000 of ordinary income in any future taxable year; capital loss not utilized by a corporate U.S. Holder must first be carried back and applied against gain in the three years preceding the year of the sale giving rise to the loss, and then may be carried forward to the five taxable years subsequent to the year of such sale.

     Backup Withholding

     A U.S. Holder may be subject to backup withholding at the rate of 31% with respect to certain payments to such holder, such as the proceeds of a sale, redemption or other disposition of Common Shares (and in certain situations, dividends thereon), unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact, or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements. In addition, such payments, including dividends, may be subject to information reporting. A U.S. Holder who does not provide Ritchie Bros. with the holder's correct taxpayer identification number may be subject to penalties. Any amount of backup withholding may be credited against the holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     Passive Foreign Investment Company

     U.S. persons owning shares of a "passive foreign investment company" ("PFIC") are subject to a special U.S. federal income tax regime with respect to certain distributions received from the PFIC and with respect to gain from the sale or other disposition of PFIC shares. For U.S. federal income tax purposes, a non-U.S. corporation is a PFIC for any taxable year if either (a) 75% or more of its gross income consists of "passive income", or (b) 50% or more of the average value of its assets consist of assets that produce, or are held for the production of, "passive income." "Passive income" for this purpose generally includes dividends, interest, rents, and gains from commodities and securities transactions. If Ritchie Bros. is treated as a PFIC, U.S. Holders may be subject to increased tax liability upon the disposition of Common Shares (including a pledge of Common Shares) or upon the receipt of certain distributions, unless such holder makes one of two elections. The elections generally have the effect of requiring the holder to currently include in income either the holder's pro rata portion of Ritchie Bros.' income, whether or not such income is distributed in the form of dividends or otherwise, or the value of Common Shares held in excess of the holder's basis in those shares, whether or not such excess has been realized.

     The Company has consulted with its independent chartered accountants regarding the amount of the Company's passive income and the nature of the Company's assets in connection with the PFIC rules. Based on the passive income amounts, the nature of its assets and advice rendered by its accountants, at present the Company is of the opinion that it is not a PFIC. However, although the Company will take all reasonable steps to minimize accumulation of passive assets and passive income earnings, the determination of whether a corporation is a PFIC is made on an annual basis, and operations and business plans of the Company may change in subsequent taxable years. Therefore, no assurance can be given that a future determination will not be made that Ritchie Bros. should be treated as a PFIC for this or future taxable years. Due to the factual nature of the matter, special U.S. counsel to the Company is unable to render an opinion as to whether the Company will be treated as a PFIC. If the Company determines that it has become a PFIC, within two months after the end of each of its taxable years it will supply all information and statements that a U.S. Holder making a qualified electing fund election is required to obtain for U.S. federal income tax purposes and will take any other reasonable steps necessary to facilitate such election.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the opinion of McCarthy Tetrault, Canadian counsel to the Company, regarding the principal Canadian federal income tax consequences of the acquisition, ownership and disposition of Common Shares generally applicable to holders of Common Shares ("U.S. Residents") who (i) are residents of the United States for the purposes of the Convention, (ii) are not residents of Canada for the purposes of the Canadian Tax Act, (iii) hold their Common Shares as capital property, (iv) deal at arm's length with the Company for the purposes of the Canadian Tax Act and (v) do not use or hold, and are not deemed under the Canadian Tax Act to use or hold, such Common Shares in carrying on a business in Canada. Common Shares will generally be considered to be capital property to a U.S. Resident unless they are held as inventory in the course of carrying on a business or were acquired in a transaction considered to be an adventure or concern in the nature of trade.

     This summary is based upon the current provisions of the Income Tax Act (Canada) and the regulations enacted thereunder as at the date hereof (collectively, the "Canadian Tax Act"), counsel's understanding of the current published administrative and assessing policies of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada") and all specific proposals to amend the Canadian Tax Act (collectively, the "Proposed Amendments") publicly announced by the Minister of Finance before the date hereof, and the provisions of the Convention as at the date hereof. This summary does not take into account provincial, territorial or foreign income tax considerations, and does not take into account or anticipate any changes in law, whether by judicial, governmental or legislative action except to the extent of the Proposed Amendments. No assurance can be given that any of the Proposed Amendments will be enacted into law or that legislation will implement the Proposed Amendments in the manner now proposed.

     THIS SUMMARY IS NOT EXHAUSTIVE OF ALL POSSIBLE INCOME TAX CONSIDERATIONS AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR U.S. RESIDENT. ACCORDINGLY, U.S. RESIDENTS SHOULD CONSULT THEIR OWN INDEPENDENT TAX ADVISORS FOR ADVICE WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES. THE DISCUSSION BELOW IS QUALIFIED ACCORDINGLY.

     A U.S. Resident will generally not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of Common Shares unless such Common Shares are "taxable Canadian property" to the U.S. Resident. The Common Shares will not generally constitute taxable Canadian property to a U.S. Resident unless either (i) at any time during the five year period immediately preceding the disposition of the Common Shares by such U.S. Resident, 25% or more of the issued shares (and in the view of Revenue Canada, taking into account any rights to acquire shares) of any class or series of the capital stock of the Company were owned by such U.S. Resident, persons with whom the U.S. Resident did not deal at arm's length or such U.S. Resident together with those persons, or (ii) the U.S. Resident's Common Shares are otherwise deemed to be taxable Canadian property to him or her.

     Dividends which are paid or credited, or are deemed to be paid or credited, to a U.S. Resident in respect of the Common Shares will generally be subject to Canadian withholding tax on the gross amount of such dividends. Currently under the Convention, the rate of Canadian withholding tax applicable to dividends paid or credited by the Company to a U.S. Resident is (i) 5% of the gross amount of the dividends if the beneficial owner of the dividends is a corporation which owns at least 10% of the voting stock of the Company and (ii) 15% of the gross amount of the dividends if the beneficial owner of such dividends is any other resident of the United States.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE AND OTHER TAX CONSEQUENCES OF INVESTING IN THE COMPANY. THE STATEMENTS OF UNITED STATES AND CANADIAN LAWS SET OUT ABOVE ARE BASED UPON THE LAWS IN FORCE AS OF THE DATE OF THIS PROSPECTUS, AND ARE SUBJECT TO ANY CHANGES IN SUCH LAWS OCCURRING AFTER SUCH DATE.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") between the Company and each of the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Furman Selz LLC and Morgan Stanley & Co. Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the number of Common Shares set forth opposite its name below:

                                                                   NUMBER OF
                                                                    SHARES
                            UNDERWRITERS                           ---------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated...................................     850,000
    Furman Selz LLC.............................................     850,000
    Morgan Stanley & Co. Incorporated...........................     850,000
    Scotia Capital Markets (USA) Inc............................      87,500
    Credit Suisse First Boston Corporation......................      87,500
    PaineWebber Incorporated....................................      87,500
    Smith Barney Inc............................................      87,500
                                                                   ---------
                 Total..........................................   2,900,000
                                                                   =========

     In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Common Shares being sold pursuant to such agreement if any of such Common Shares are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased.

     The Representatives have advised the Company that the Underwriters propose initially to offer the Common Shares to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $.70 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.10 per share to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted to the Underwriters an option to purchase up to an aggregate of 435,000 additional Common Shares, exercisable in whole or in part for 30 days after the date of this Prospectus, to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting commission. To the extent that the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such Common Shares that the number of Common Shares to be purchased by it shown in the foregoing table bears to the total number of Common Shares initially offered to the Underwriters hereby.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the Common Shares is completed, the rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for or purchase the Common Shares. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

     If the Underwriters create a short position in the Common Shares in connection with the Offering, the Representatives may reduce that short position by purchasing Common Shares in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The Representatives may impose a penalty bid on certain Underwriters and selling group members. If the Representatives purchase Common Shares in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Shares, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Common Shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither the Company nor any of the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Prior to the Offering, there has been no public market for the Common Shares. The initial public offering price has been determined by negotiations among the Company and the Representatives. The factors considered in such negotiations were an assessment of the Company's recent results of operations, the future prospects of the Company and its industry in general, market prices of securities of companies engaged in activities similar to those of the Company and prevailing conditions in the securities markets. There can be no assurance that an active market will develop for the Common Shares or that the Common Shares will trade in the public market subsequent to the Offering at or above the initial public offering price.

     The Common Shares have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. In order to meet one of the requirements for listing the Common Shares on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     Except for the issuance of options under the Stock Option Plan, the Company, its directors, executive officers and certain other shareholders have agreed not to, without the prior written consent of Merrill Lynch on behalf of the Underwriters, (i) directly or indirectly, offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Share (other than in the Offering) or any securities convertible into or exercisable or exchangeable for Common Shares or file any registration statement under the Securities Act with respect to any of the same, or (ii) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Common Shares, for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The Common Shares have not been and will not be qualified for sale under the securities laws of Canada or any province or territory of Canada. The Common Shares may not be offered or sold, and the Underwriters have agreed not to offer or sell the Common Shares, directly or indirectly, in Canada, or to or for the benefit of any resident thereof, in violation of the securities laws of Canada or any province or territory of Canada.

     Each of the Underwriters has agreed that (i) it has not offered or sold and prior to the date six months after the date of issue of the Common Shares will not offer or sell any Common Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Common Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby will be passed upon for the Company by McCarthy Tetrault, Vancouver, British Columbia. Certain other legal matters in connection with the Offering will be passed upon for the Company by Perkins Coie, Portland, Oregon, and for the Underwriters by Shearman & Sterling, Toronto, Ontario and New York, New York. Shearman & Sterling and Perkins Coie will rely as to all matters of Canadian law upon the opinion of McCarthy Tetrault.

                                    EXPERTS

     The consolidated financial statements of the Company as of April 30, 1996 and 1997 and December 31, 1997, and for each of the years in the three-year period ended April 30, 1997 and for the eight-month period ended December 31, 1997, have been included in this Prospectus and in the Registration Statement in reliance upon the report of KPMG, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     The enforcement by investors of civil liabilities under the United States federal securities laws or the securities or blue sky laws of any state within the United States may be affected adversely by the fact that Ritchie Bros. is incorporated under the federal laws of Canada and certain of its subsidiaries are incorporated under the laws of jurisdictions other than the United States, that some or all of the officers and directors of Ritchie Bros. and its subsidiaries may be residents of Canada or other non-U.S. countries, that some or all of the Underwriters or the experts named in this Prospectus may be residents of Canada or other non-U.S. countries, and that all or a substantial portion of the assets of Ritchie Bros., its subsidiaries and said persons may be located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon Ritchie Bros. or such subsidiaries or persons or to realize against them in the United States upon judgements of courts of the United States predicated upon civil liabilities of Ritchie Bros. or such subsidiaries or persons under the United States federal securities laws or the securities or blue sky laws of any state within the United States. In addition, investors should not assume that courts in Canada or in the countries where such subsidiaries are incorporated or such persons reside or in which the assets of Ritchie Bros., its subsidiaries or such persons are located (i) would enforce judgements of United States courts obtained in actions against Ritchie Bros. or such subsidiaries or persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or blue sky laws of any state within the United States or (ii) would enforce, in original actions, liabilities against Ritchie Bros. or such subsidiaries or persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form F-1 (the "Registration Statement", which term shall include all amendments thereto) under the Securities Act with respect to the Common Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits thereto on file with the Commission, in accordance with the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Common Shares offered hereby, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission as an exhibit to the Registration Statement. All provisions of such documents that are material to the subject of such statements, however, are described in the appropriate portions of this Prospectus. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities of the Commission at the principal office of the Commission, 450 Fifth

Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission in Washington, D.C., upon the payment of the fees prescribed by the Commission. In addition, the Registration Statement may be accessed electronically at the Commission's web site on the internet at www.sec.gov.

     Prior to the Offering, the Company has not been required to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Following consummation of the Offering, the Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. Such reports and other information can be inspected and copied at the addresses, and may be accessed electronically at the web site, set forth above. Upon listing of the Common Shares on the New York Stock Exchange, such reports and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company intends to furnish to its shareholders, proxy statements and annual reports prepared in accordance with applicable Canadian law. The Company's annual report for a given fiscal year will contain audited consolidated financial statements for that fiscal year. The Company also intends to make available quarterly reports containing unaudited summary consolidated financial information for the first three fiscal quarters of each fiscal year. The Company intends to prepare such financial statements in accordance with Canadian GAAP and to include a reconciliation to U.S. GAAP of the annual consolidated financial statements. As a "foreign private issuer" under the Exchange Act, the Company will be exempt from provisions of the Exchange Act which prescribe the furnishing and content of proxy statements to shareholders and which relate to short swing profit reporting and liability.

                         INDEX TO FINANCIAL STATEMENTS

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                                                                PAGE
                                                                ----
Independent Auditors' Report................................     F-2
Consolidated Balance Sheets at April 30, 1996 and 1997 and
  December 31, 1997.........................................     F-3
Consolidated Statements of Income for the years ended April
  30, 1995, 1996 and 1997 and for the eight months ended
  December 31, 1997, and (unaudited) eight months ended
  December 31, 1996.........................................     F-4
Consolidated Statements of Shareholders' Equity, for the
  years ended April 30, 1995, 1996 and 1997 and for the
  eight months ended December 31, 1997......................     F-5
Consolidated Statements of Cash Flows for the years ended
  April 30, 1995, 1996 and 1997 and for the eight months
  ended December 31, 1997, and (unaudited) eight months
  ended December 31, 1996...................................     F-6
Notes to Consolidated Financial Statements..................     F-7

            INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
                     RITCHIE BROS. AUCTIONEERS INCORPORATED

Pro Forma Consolidated Statements of Income for the year
  ended April 30, 1997 and eight months ended December 31,
  1997......................................................    F-16
Notes to Pro Forma Consolidated Financial Statements........    F-17

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  RITCHIE BROS. AUCTIONEERS INCORPORATED

     We have audited the consolidated balance sheets of Ritchie Bros. Auctioneers Incorporated (the "Company") as at April 30, 1996 and 1997 and December 31, 1997 and the consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 1997 and for the eight months ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 1996 and 1997 and December 31, 1997 and the results of its operations and the changes in its financial position for each of the years in the three year period ended April 30, 1997 and for the eight months ended December 31, 1997 in accordance with generally accepted accounting principles in Canada.

     Significant differences between the accounting and disclosure requirements of Canadian and United States generally accepted accounting principles are quantified and explained in note 10 to the financial statements.

Richmond, Canada                                              /s/ KPMG
January 30, 1998                                              Chartered Accountants

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                              APRIL 30,          APRIL 30,        DECEMBER 31,
                                                                1996               1997               1997
                                                           ---------------    ---------------    ---------------
ASSETS
Current assets:
  Cash and cash equivalents............................    $        77,161    $        77,980    $        27,149
  Accounts receivable..................................             34,895             14,107              6,744
  Inventory............................................             10,006             18,154              7,081
  Advances against auction contracts...................              6,121              6,472              1,261
  Prepaid expenses and deposits........................                570                772              1,218
                                                           ---------------    ---------------    ---------------
                                                                   128,753            117,485             43,453
Fixed assets (note 2)..................................             22,216             25,373             27,007
                                                           ---------------    ---------------    ---------------
                                                           $       150,969    $       142,858    $        70,460
                                                           ===============    ===============    ===============
LIABILITIES AND EQUITY
Current liabilities:
  Auction proceeds payable.............................    $        76,003    $        53,477    $        17,728
  Accounts payable and accrued liabilities.............             10,200              8,928             17,131
  Payables to affiliated entities (note 3).............              3,359              3,818                 --
  Current bank loans (note 4)..........................              1,600              5,194                730
  Payables to employees and others (note 5)............              1,222              1,279                 --
  Income taxes payable.................................              3,237              5,082              4,542
                                                           ---------------    ---------------    ---------------
                                                                    95,621             77,778             40,131
Bank term loans (note 6)...............................              6,547              5,755              4,623
                                                           ---------------    ---------------    ---------------
                                                                   102,168             83,533             44,754
Shareholders' equity
  Share capital (note 7)...............................              3,337              3,365             10,866
  Retained earnings....................................             47,015             58,088             16,958
  Foreign currency translation adjustment..............             (1,551)            (2,128)            (2,118)
                                                           ---------------    ---------------    ---------------
                                                                    48,801             59,325             25,706
Subsequent event (note 7(e))
                                                           ---------------    ---------------    ---------------
                                                           $       150,969    $       142,858    $        70,460
                                                           ===============    ===============    ===============

          See accompanying notes to consolidated financial statements.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                        EIGHT MONTHS ENDED
                                     YEARS ENDED APRIL 30,                 DECEMBER 31,
                              ------------------------------------   ------------------------
                                 1995         1996         1997         1996          1997
                              ----------   ----------   ----------   -----------   ----------
                                                                     (UNAUDITED)
Auction revenues...........   $   51,326   $   65,306   $   72,186   $   47,211    $   60,034
Direct expenses............      (12,979)     (13,138)     (13,908)      (9,598)      (13,041)
                              ----------   ----------   ----------   ----------    ----------
                                  38,347       52,168       58,278       37,613        46,993
Expenses:
  Depreciation.............        1,708        1,820        2,014        1,006         1,540
  General and
     administrative........       24,628       26,848       31,099       20,789        27,414
  Employee equity
     participation (note
     7(d)).................           --           --           --           --        10,346
                              ----------   ----------   ----------   ----------    ----------
                                  26,336       28,668       33,113       21,795        39,300
                              ----------   ----------   ----------   ----------    ----------
Income from operations.....       12,011       23,500       25,165       15,818         7,693
Other income (expenses):
  Interest expense.........       (1,274)      (1,104)      (1,081)        (427)       (1,380)
  Other....................          677        1,179          917          739           576
                              ----------   ----------   ----------   ----------    ----------
                                    (597)          75         (164)         312          (804)
                              ----------   ----------   ----------   ----------    ----------
Income before income
  taxes....................       11,414       23,575       25,001       16,130         6,889
Income taxes (note 9)......        2,975        4,428        5,992        3,045         4,491
                              ----------   ----------   ----------   ----------    ----------
Net income.................   $    8,439   $   19,147   $   19,009   $   13,085    $    2,398
                              ==========   ==========   ==========   ==========    ==========
Net income per share (note
  1(l))....................   $     0.66   $     1.51   $     1.49   $     1.03    $     0.19
                              ==========   ==========   ==========   ==========    ==========
Weighted average number of
  shares outstanding.......   12,715,667   12,715,667   12,715,667   12,715,667    12,958,753
                              ==========   ==========   ==========   ==========    ==========

          See accompanying notes to consolidated financial statements.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                           FOREIGN
                                                                          CURRENCY          TOTAL
                                                   SHARE     RETAINED    TRANSLATION    SHAREHOLDERS'
                                                  CAPITAL    EARNINGS    ADJUSTMENT        EQUITY
                                                  -------    --------    -----------    -------------
Balance, May 1, 1994............................  $ 3,355    $33,915       $(1,821)       $ 35,449
  Common Shares redeemed........................     (270)        --            --            (270)
  Net income....................................       --      8,439            --           8,439
  Drawings and dividends........................       --     (6,192)           --          (6,192)
  Refundable taxes on investment income.........       --        (17)           --             (17)
  Foreign currency translation adjustment.......       --         --           309             309
                                                  -------    -------       -------        --------
Balance, April 30, 1995.........................    3,085     36,145        (1,512)         37,718
  Common Shares issued..........................      252         --            --             252
  Net income....................................       --     19,147            --          19,147
  Drawings and dividends........................       --     (8,281)           --          (8,281)
  Refundable taxes on investment income.........       --          4            --               4
  Foreign currency translation adjustment.......       --         --           (39)            (39)
                                                  -------    -------       -------        --------
Balance, April 30, 1996.........................    3,337     47,015        (1,551)         48,801
  Common Shares issued..........................       28         --            --              28
  Capital contributions to partnerships.........       --        166            --             166
  Net income....................................       --     19,009            --          19,009
  Drawings and dividends........................       --     (8,073)           --          (8,073)
  Refundable taxes on investment income.........       --        (29)           --             (29)
  Foreign currency translation adjustment.......       --         --          (577)           (577)
                                                  -------    -------       -------        --------
Balance, April 30, 1997.........................    3,365     58,088        (2,128)         59,325
  Common Shares redeemed........................   (2,845)        --            --          (2,845)
  Employee equity participation (note 7(d)).....   10,346         --            --          10,346
  Net income....................................       --      2,398            --           2,398
  Drawings and dividends........................       --    (42,175)           --         (42,175)
  Reorganization costs..........................       --     (1,353)           --          (1,353)
  Foreign currency translation adjustment.......       --         --            10              10
                                                  -------    -------       -------        --------
Balance, December 31, 1997......................  $10,866    $16,958       $(2,118)       $ 25,706
                                                  =======    =======       =======        ========

          See accompanying notes to consolidated financial statements.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                                                  EIGHT MONTHS ENDED
                                                      YEARS ENDED APRIL 30,                          DECEMBER 31,
                                         -----------------------------------------------    ------------------------------
                                             1995             1996             1997             1996             1997
                                         -------------    -------------    -------------    -------------    -------------
                                                                                             (UNAUDITED)
Cash provided by (used in)
Operations:
  Net income.........................    $       8,439    $      19,147    $      19,009    $     13,085     $       2,398
  Items not involving the use of cash
     Depreciation....................            1,708            1,820            2,014           1,006             1,540
     Employee equity participation...               --               --               --              --            10,346
  Changes in non-cash working
     capital:
     Accounts receivable.............            2,335          (25,733)          20,788          30,540             7,363
     Inventory.......................           (1,348)           4,983           (8,148)          2,470            11,073
     Advances against auction
       contracts.....................            2,457           (2,712)            (351)          3,465             5,211
     Prepaid expenses and deposits...              517              458             (202)             63              (446)
     Auctions proceeds payable.......            4,685           38,715          (22,526)        (68,709)          (35,749)
     Accounts payable and accrued
       liabilities...................            2,015            2,444           (1,272)         (2,398)            8,203
     Payables to affiliated
       entities......................              135              174              459            (281)           (3,818)
     Income taxes payable............              786              921            1,845            (772)             (540)
     Other...........................              310              (39)            (577)           (150)               10
                                         -------------    -------------    -------------    -------------    -------------
                                                22,039           40,178           11,039         (21,681)            5,591
Financing:
  Issuance (redemption) of share
     capital.........................             (270)             252               28              16            (2,845)
  Payables to employees and others...              592              242               57              95            (1,279)
  Bank loans.........................              338           (1,229)           2,802          (1,468)           (5,596)
  Drawings and dividends paid........           (6,192)          (8,281)          (8,073)         (7,492)          (42,175)
  Capital contributions..............               --               --              166             166                --
  Refundable taxes on investment
     income..........................              (17)               4              (29)             --                --
  Reorganization costs...............               --               --               --              --            (1,353)
                                         -------------    -------------    -------------    -------------    -------------
                                                (5,549)          (9,012)          (5,049)         (8,683)          (53,248)
Investments:
  Fixed asset additions, net.........           (5,761)          (1,156)          (5,171)         (3,225)           (3,174)
                                         -------------    -------------    -------------    -------------    -------------
Increase (decrease) in cash and cash
  equivalents........................           10,729           30,010              819         (33,589)          (50,831)
Cash and cash equivalents, beginning
  of period..........................           36,422           47,151           77,161          77,161            77,980
                                         -------------    -------------    -------------    -------------    -------------
Cash and cash equivalents, end of
  period.............................    $      47,151    $      77,161    $      77,980    $     43,572     $      27,149
                                         =============    =============    =============    =============    =============

          See accompanying notes to consolidated financial statements.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

YEARS ENDED APRIL 30, 1995, 1996 AND 1997, EIGHT MONTHS ENDED DECEMBER 31, 1997
                                      AND
                (UNAUDITED) EIGHT MONTHS ENDED DECEMBER 31, 1996

1.   SIGNIFICANT ACCOUNTING POLICIES:

(a) Basis of presentation:

     These consolidated financial statements present the financial position, results of operations and changes in shareholders' equity and cash flows of Ritchie Bros. Auctioneers Incorporated (the "Company"), a company incorporated in July 1997 under the Canada Business Corporations Act, and its predecessor businesses. These predecessor businesses comprised the Ritchie Bros. Auctioneers group of companies and partnerships (the "Group"). The businesses of the partnerships within the Group have been transferred into corporations, the shares of which, together with the shares of the corporations within the Group, have been exchanged by their owners for shares of the Company (the "Reorganization") in the eight-month period ended December 31, 1997.

     On November 1, 1997, prior to completion of the Reorganization, the owners of the Group entered into the Equity Interest and Income Sharing Agreement (the "Agreement") which confirmed the existing voting, earnings allocation and liquidation rights of each owner. These rights were based upon the owners' interests in the Group, taken as a whole, which was treated as a single global enterprise since prior to May 1, 1992. The rights and obligations specified in the Agreement were those of an agreement which has been in effect at all times since May 1, 1992 and which modified the terms of any written agreements containing provisions that may have been inconsistent with the Agreement. Each owner's rights under the Agreement were determined in accordance with such owner's ownership percentage of the Group ("Global Ownership Percentage"), which was equal to the number of units of ownership of the Group allocated to the owner divided by the total number of units outstanding. The owners' respective Global Ownership Percentages were determined on the basis of the Group taken as a whole, and not on the basis of the documentation governing the owners' equity interests in the predecessor entities within the Group. The Group has been legally obligated to make and has made earnings allocations in accordance with the terms of the Agreement since prior to May 1, 1992. As a result of these agreements and practices, each owner's ownership interest in the Company upon completion of the Reorganization represents a substantially identical interest to such owner's ownership interest in the Group prior to the Reorganization.

     Because the Reorganization was a non-substantive exchange, the Group's assets, liabilities, revenues and expenses have been consolidated at the historical cost amounts recorded in the individual entity accounts, and carried forward into the consolidated accounts of the Company together with costs of the Reorganization. All inter-entity accounts and transactions have been eliminated on consolidation.

     The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in Canada which, except as disclosed in note 10, also comply, in all material respects, with generally accepted accounting principles in the United States.

     The Group included three partnerships, one situated in Canada and two situated in the United States, all of which were non-taxable entities. The Group also included the companies that were partners of the United States partnerships and certain, but not all, of the companies that were partners of the Canadian partnership. To the extent that the Group included these partner entities, these consolidated financial statements include provisions for taxes chargeable against partnership income. To the extent that the partner entities did not form part of the Group, no taxes have been provided on the net income allocated to those companies. Note 9 sets out the pro forma impact if all income were taxed within the Group. These consolidated financial statements also do not include any of the other assets, liabilities, revenues or expenses of the partner entities not included in the Group.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

YEARS ENDED APRIL 30, 1995, 1996 AND 1997, EIGHT MONTHS ENDED DECEMBER 31, 1997
                                      AND
                (UNAUDITED) EIGHT MONTHS ENDED DECEMBER 31, 1996

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
(b) Cash equivalents:

     Cash equivalents consist of highly liquid investments having an original term to maturity of three months or less when acquired.

(c) Inventory:

     Inventory is primarily represented by goods held for auction and has been valued at the lower of cost, determined by the specific identification method, and net realizable value.

(d) Advances against auction contracts:

     Advances against auction contracts represent funds advanced to consignors against proceeds from future auctions.

(e) Fixed assets:

     All fixed assets are stated at cost. Depreciation is provided to charge the cost of the assets to operations over their estimated useful lives based on their usage predominantly as follows:

Improvements                               30 years-straight line
Buildings                                  30 years-straight line
Automotive equipment                       30% -- declining balance
Computer equipment                         30% -- declining balance
Yard equipment                             20-30% -- declining balance
Office equipment                           20% -- declining balance
Leasehold improvements                     Term of leases

(f) Revenue recognition:

     Auction revenues are recognized when the specific items are sold and title passes to the purchaser and are represented by the commissions received from the consignor and the net proceeds received from the sale of self-owned equipment.

(g) Foreign currency translation:

     The Company's reporting currency is the United States dollar. The functional currency for each of the Company's operations is the country of residency. Each of these operations is considered to be self-sustaining. Accordingly, the financial statements of operations of the Company that are not located in the United States have been translated into United States dollars using the exchange rate at the end of each reporting period for asset and liability amounts and the average exchange rate for each reporting period for amounts included in the determination of income. Any gains or losses from this translation have been included in the cumulative translation adjustment account which is included in equity.

     Foreign currency denominated transactions are translated into the appropriate functional currency at the exchange rate in effect on the date of the transaction.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

YEARS ENDED APRIL 30, 1995, 1996 AND 1997, EIGHT MONTHS ENDED DECEMBER 31, 1997
                                      AND
                (UNAUDITED) EIGHT MONTHS ENDED DECEMBER 31, 1996

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
     Monetary assets and liabilities recorded in foreign currencies are translated into the appropriate functional currency at the rate of exchange in effect at the balance sheet date. All other exchange gains and losses are included in the determination of income.

(h) Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from such estimates and assumptions.

(i) Financial instruments:

     Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, auction proceeds payable and accounts payable and accrued liabilities, approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its bank loans approximates fair value.

(j) Credit risk:

     The Company does not extend credit to purchasers of auctioned items. Equipment is not normally released to the purchasers until it is paid for in full.

(k) Unaudited financial information:

     The financial information for the eight months ended December 31, 1996 is unaudited; however, in the opinion of management, such information includes all adjustments necessary (consisting only of normal recurring adjustments) for a fair presentation of such financial information.

(l) Net income per share:

     Net income per share has been calculated based on the weighted average number of common shares outstanding after giving retroactive effect to the 12,715,667 common shares issued on the Reorganization. Diluted net income per share has not been presented as the effect of outstanding options is not material.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

YEARS ENDED APRIL 30, 1995, 1996 AND 1997, EIGHT MONTHS ENDED DECEMBER 31, 1997
                                      AND
                (UNAUDITED) EIGHT MONTHS ENDED DECEMBER 31, 1996

2.   FIXED ASSETS:

     Fixed assets at April 30, 1996 are as follows:

                                                                               ACCUMULATED       NET BOOK
                                                                  COST         DEPRECIATION        VALUE
                                                              -------------    ------------    -------------
Land and improvements.....................................    $      10,444    $       440     $      10,004
Buildings.................................................            9,573          2,041             7,532
Automotive equipment......................................            3,375          1,420             1,955
Computer equipment........................................            1,911          1,280               631
Yard equipment............................................            2,604          1,574             1,030
Office equipment..........................................            2,177          1,485               692
Leasehold improvements....................................              902            530               372
                                                              -------------    -----------     -------------
                                                              $      30,986    $     8,770     $      22,216
                                                              =============    ===========     =============

     Fixed assets at April 30, 1997 are as follows:

                                                                               ACCUMULATED       NET BOOK
                                                                  COST         DEPRECIATION        VALUE
                                                              -------------    ------------    -------------
Land and improvements.....................................    $      12,184    $       595     $      11,589
Buildings.................................................           10,606          2,272             8,334
Automotive equipment......................................            4,022          1,576             2,446
Computer equipment........................................            2,449          1,454               995
Yard equipment............................................            2,672          1,722               950
Office equipment..........................................            2,413          1,620               793
Leasehold improvements....................................              925            659               266
                                                              -------------    -----------     -------------
                                                              $      35,271    $     9,898     $      25,373
                                                              =============    ===========     =============

     Fixed assets at December 31, 1997 are as follows:

                                                                               ACCUMULATED       NET BOOK
                                                                  COST         DEPRECIATION        VALUE
                                                              -------------    ------------    -------------
Land and improvements.....................................    $      12,830    $       535     $      12,295
Buildings.................................................           11,490          2,726             8,764
Automotive equipment......................................            3,974          1,002             2,972
Computer equipment........................................            1,384            433               951
Yard equipment............................................            1,454            874               580
Office equipment..........................................            2,320          1,082             1,238
Leasehold improvements....................................              225             18               207
                                                              -------------    -----------     -------------
                                                              $      33,677    $     6,670     $      27,007
                                                              =============    ===========     =============

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

YEARS ENDED APRIL 30, 1995, 1996 AND 1997, EIGHT MONTHS ENDED DECEMBER 31, 1997
                                      AND
                (UNAUDITED) EIGHT MONTHS ENDED DECEMBER 31, 1996

3.   PAYABLES TO AFFILIATED ENTITIES:

     Prior to the Reorganization, certain payables to affiliated entities were outstanding. These payables were non-interest bearing until after demand, unsecured and due on demand except for a payable of $222,000 which bore interest at the U.S. Government prescribed interest rate. Included in payables to affiliated entities at April 30, 1997 were amounts repayable in Canadian dollars aggregating $3,500,000 (US $2,500,000).

4.   CURRENT BANK LOANS:

                                                                APRIL 30,      APRIL 30,     DECEMBER 31,
                                                                  1996           1997            1997
                                                               -----------    -----------    ------------
Bank loan, due on demand, bears interest at the Bank's
  prime rate plus 1% and unconditionally secured by the
  beneficial owners........................................    $      903     $    3,756     $        --
Current portion of bank term loans (note 6)................           602            631             730
Other......................................................            95            807              --
                                                               -----------    -----------    -----------
                                                               $    1,600     $    5,194     $       730
                                                               ===========    ===========    ===========

     At April 30, 1997, the bank loan, which was subsequently repaid, was repayable in Australian dollars aggregating $4,800,000.

     At December 31, 1997, the Company had operating credit lines available of in excess of $50,000,000. In addition, the Company had credit lines of approximately $15,000,000 available to fund property acquisitions.

5.   PAYABLES TO EMPLOYEES AND OTHERS:

     The loans from employees payable at April 30, 1997 were due on demand, unsecured, and bore interest at U.S. Bank prime rate plus 1/2%. Included in payables to employees and others at April 30, 1997 were amounts repayable in Canadian dollars aggregating $860,000 (US $610,000).

6.   BANK TERM LOANS:

                                                               APRIL 30,      APRIL 30,     DECEMBER 31,
                                                                 1996           1997            1997
                                                              -----------    -----------    ------------
7.89% term loan, due in monthly instalments of $36,424
  including interest, matured September 1, 1996.............  $     2,638    $        --    $        --
8.20% term loan, due in monthly instalments of $60,967
  including interest, matured September 1, 1997.............        4,366          3,983             --
7.88% term loan, due in monthly instalments of $31,162
  including interest, with final payment due on August 1,
  2003......................................................           --          1,872          1,720
8.75% term loan, due in monthly instalments of $60,967
  including interest, with final payment due on February 1,
  2004......................................................           --             --          3,633
Other.......................................................          145            531             --
                                                              -----------    -----------    -----------
                                                                    7,149          6,386          5,353
Less current portion (note 4)...............................         (602)          (631)          (730)
                                                              -----------    -----------    -----------
                                                              $     6,547    $     5,755    $     4,623
                                                              ===========    ===========    ===========

     The bank term loans are secured by deeds of trust for specific property.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

YEARS ENDED APRIL 30, 1995, 1996 AND 1997, EIGHT MONTHS ENDED DECEMBER 31, 1997
                                      AND
                (UNAUDITED) EIGHT MONTHS ENDED DECEMBER 31, 1996

6.   BANK TERM LOANS (CONTINUED):
     As at December 31, 1997, principal repayments are required as follows in the next five years (assuming that loans are renewed at equivalent rates):

1998........................................................  730
1999........................................................  783
2000........................................................  845
2001........................................................  911
2002........................................................  983

     The assets of the Company have been pledged by way of a floating charge debenture against bank term loans.

7.   SHARE CAPITAL:

(a) Authorized:

     Unlimited number of common shares, without par value

     Unlimited number of senior preferred shares, without par value, issuable in series

     Unlimited number of junior preferred shares, without par value, issuable in series

(b) Issued:

     Common Shares issued during the period ended December 31, 1997:

     For cash, pursuant to the Employee Equity Participation
      Program...............................................       497,999
     On Reorganization......................................    12,715,667
                                                                ----------
Issued and outstanding, December 31, 1997...................    13,213,666
                                                                ==========

(c) Options:

     The Company has adopted a stock option plan which provides for the award of stock options to selected employees, directors and officers of the Company and to other persons approved by the Board of Directors or its Compensation Committee.

     At December 31, 1997, the Company had authorized 1,500,000 common shares to be issued under the plan and had granted stock options to employees to purchase 196,333 common shares with an exercise price of $0.10 per share (see (d)). These options are fully vested and expire no later than July 31, 2004.

(d) Employee equity participation:

     Substantially all the full-time employees who were not beneficial owners of the predecessor entities to the Company have been granted an equity interest in the Company pursuant to the Employee Equity Participation Program by means of issuances of common shares at a cash price of $0.10 per share or grants of stock options having an exercise price of $0.10 per share. At December 31, 1997, the Company had issued 497,999 common shares and granted stock options to purchase 196,333 common shares under the Program. The shares issued and options granted have fully vested with the holders. The excess of the estimated mid-point of the offering price

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

YEARS ENDED APRIL 30, 1995, 1996 AND 1997, EIGHT MONTHS ENDED DECEMBER 31, 1997
                                      AND
                (UNAUDITED) EIGHT MONTHS ENDED DECEMBER 31, 1996

7.   SHARE CAPITAL (CONTINUED):
range of the shares proposed to be issued to the public of $15.00 over the issuance price of the shares or the exercise price of the options granted, as applicable in the circumstances, pursuant to the Program is considered to be compensatory for accounting purposes and has been recorded as employee equity participation expense in the accompanying consolidated financial statements.

(e) Offering:

     The Company has filed a registration statement with the Securities and Exchange Commission in the United States pursuant to which the Company proposes to sell and issue up to 2,900,000 common shares (the "Offering"). For services provided in connection with the Offering, the Company has agreed to pay the underwriters a per share commission. In addition, the Company has granted the underwriters an option to purchase an additional 435,000 common shares at the initial public offering price for a period of 30 days after the date of the related prospectus.

8.   SEGMENTED INFORMATION:

     The Company's principal business activities include the sale of consignment and self-owned equipment at auctions. This business represents a single industry segment.

     Summarized information on the Company's activities generated by geographic segment are as follows:

                                                            UNITED STATES        OTHER           COMBINED
                                                            -------------    -------------    ---------------
April 30, 1995:
  Auction revenues......................................    $     31,233     $      20,093    $        51,326
  Income before income taxes............................           6,724             4,690             11,414
  Identifiable assets...................................          56,219            42,405             98,624
April 30, 1996:
  Auction revenues......................................    $     35,603     $      29,703    $        65,306
  Income before income taxes............................          10,835            12,740             23,575
  Identifiable assets...................................          93,582            57,387            150,969
April 30, 1997:
  Auction revenues......................................    $     36,845     $      35,341    $        72,186
  Income before income taxes............................           8,510            16,491             25,001
  Identifiable assets...................................          82,045            60,813            142,858
December 31, 1996 (Unaudited):
  Auction revenues......................................    $     23,835     $      23,376    $        47,211
  Income before income taxes............................           5,544            10,586             16,130
  Identifiable assets...................................          46,249            36,811             83,060
December 31, 1997:
  Auction revenues......................................    $     32,254     $      27,780    $        60,034
  Income before income taxes............................           6,805                84              6,889
  Identifiable assets...................................          53,441            17,019             70,460

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

YEARS ENDED APRIL 30, 1995, 1996 AND 1997, EIGHT MONTHS ENDED DECEMBER 31, 1997
                                      AND
                (UNAUDITED) EIGHT MONTHS ENDED DECEMBER 31, 1996

9.   INCOME TAXES:

     Income tax expense differs from that determined by applying the United States statutory tax rate to the Company's results of operations as follows:

                                                                            EIGHT MONTHS ENDED
                                              YEARS ENDED APRIL 30,            DECEMBER 31,
                                          -----------------------------    ---------------------
                                           1995       1996       1997         1996         1997
                                          -------    -------    -------    -----------    ------
                                                                           (UNAUDITED)
Statutory tax rate in the United
  States..............................        39%        39%        39%         39%          39%
                                          =======    =======    =======      ======       ======
Expected income tax expense...........    $ 4,451    $ 9,194    $ 9,750      $6,290       $2,687
Differences:
  Different tax rates in non-U.S.
     jurisdictions....................        790       (427)      (411)        173         (247)
  Partnership income not taxed in
     Group............................     (2,829)    (3,330)    (3,899)     (3,139)        (806)
  U.S. income taxed at lower graduated
     rates............................        563     (1,009)      (548)       (279)        (128)
  Other...............................         --         --      1,100          --           91
  Employee equity participation
     expense not tax deductible.......         --         --         --          --        2,894
                                          -------    -------    -------      ------       ------
Actual income tax expense.............    $ 2,975    $ 4,428    $ 5,992      $3,045       $4,491
                                          =======    =======    =======      ======       ======

     If all partnership income had been taxed in the Group, income taxes would have been as follows:

                                                                            EIGHT MONTHS ENDED
                                             YEARS ENDED APRIL 30,             DECEMBER 31,
                                         -----------------------------    ----------------------
                                          1995       1996       1997         1996         1997
                                         -------    -------    -------    -----------    -------
                                                                          (UNAUDITED)
Income taxes.........................    $ 5,804    $ 7,758    $ 9,891      $ 6,184      $ 5,297
                                         -------    -------    -------      -------      -------

10. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

     The consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada which differ, in certain respects, from accounting practices generally accepted in the United States and from requirements promulgated by the Securities and Exchange Commission. Material differences to the consolidated financial statements and related notes of the Company are as follows:

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

YEARS ENDED APRIL 30, 1995, 1996 AND 1997, EIGHT MONTHS ENDED DECEMBER 31, 1997
                                      AND
                (UNAUDITED) EIGHT MONTHS ENDED DECEMBER 31, 1996

10. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):
(a) Consolidated statements of cash flows:

     United States accounting principles require the following supplementary information be presented to a statement of cash flows:

                                                                            EIGHT MONTHS ENDED
                                               YEARS ENDED APRIL 30,           DECEMBER 31,
                                             --------------------------    ---------------------
                                              1995      1996      1997        1996         1997
                                             ------    ------    ------    -----------    ------
                                                                                (UNAUDITED)
Interest paid............................    $1,262    $1,067    $1,068      $  457       $1,242
Income taxes paid........................    $2,189    $3,507    $4,147      $4,381       $5,332
                                             ======    ======    ======      ======       ======

(b) Reorganization costs:

     In accordance with generally accepted accounting principles in Canada, costs incurred with respect to the Reorganization have been charged, net of tax, against equity. Under generally accepted accounting principles in the United States, such amounts are required to be charged against income. Such costs have only been incurred in the eight months ended December 31, 1997 and would have the following effect on that period's statement of income:

                                                            CANADIAN                   UNITED STATES
                                                           ACCOUNTING                   ACCOUNTING
                                                           PRINCIPLES    ADJUSTMENT     PRINCIPLES
                                                           ----------    ----------    -------------
Income before income taxes.............................     $ 6,889       $  (434)        $ 6,455
Income taxes...........................................      (4,491)         (919)         (5,410)
                                                            -------       -------         -------
Net income.............................................     $ 2,398       $(1,353)        $ 1,045
                                                            =======       =======         =======

     There would be no effect on total assets or shareholders' equity.

(c) Net income per share:

     Basic net income per share computed in accordance with United States generally accepted accounting principles is the same as basic net income per share computed in accordance with Canadian generally accepted accounting principles for all periods presented except for the eight-month period ended December 31, 1997, for which the basic net income per share computed in accordance with United States generally accepted accounting principles is $0.08, as compared to $0.19 computed in accordance with Canadian generally accepted accounting principles.

     Under United States generally accepted accounting principles, diluted net income per share is not materially different from basic net income per share.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)
                                  (UNAUDITED)

                                                YEAR ENDED APRIL 30, 1997               EIGHT MONTHS ENDED DECEMBER 31, 1997
                                        ------------------------------------------   ------------------------------------------
                                            COMPANY       ADJUSTMENTS   PRO FORMA        COMPANY       ADJUSTMENTS   PRO FORMA
                                        ---------------   -----------   ----------   ---------------   -----------   ----------
                                                           (NOTE 2)                                     (NOTE 2)
Auction revenues......................  $        72,186          --     $   72,186   $        60,034          --     $   60,034
Direct expenses.......................          (13,908)         --        (13,908)          (13,041)         --        (13,041)
                                        ---------------    --------     ----------   ---------------    --------     ----------
                                                 58,278          --         58,278            46,993          --         46,993
Expenses:
  Depreciation........................            2,014          --          2,014             1,540          --          1,540
  General and administrative..........           31,099          --         31,099            27,414          --         27,414
  Employee equity participation.......               --          --             --            10,346          --         10,346
                                        ---------------    --------     ----------   ---------------    --------     ----------
                                                 33,113          --         33,113            39,300          --         39,300
                                        ---------------    --------     ----------   ---------------    --------     ----------
Income from operations................           25,165          --         25,165             7,693          --          7,693
Other income (expenses):
  Interest expense....................           (1,081)         --         (1,081)           (1,380)         --         (1,380)
  Other...............................              917          --            917               576          --            576
                                        ---------------    --------     ----------   ---------------    --------     ----------
                                                   (164)         --           (164)             (804)         --           (804)
                                        ---------------    --------     ----------   ---------------    --------     ----------
Income before income taxes............           25,001                     25,001             6,889          --          6,889
Income taxes..........................            5,992       3,899          9,891             4,491         806          5,297
                                        ---------------    --------     ----------   ---------------    --------     ----------
Net income............................  $        19,009      (3,899)    $   15,110   $         2,398         806     $    1,592
                                        ===============    ========     ==========   ===============    ========     ==========
Net income per share..................                                  $     1.00                                   $     0.10
Weighted average number of shares
  outstanding (note 3)................                                  15,055,491                                   15,298,577
                                                                        ==========                                   ==========

     See accompanying notes to pro forma consolidated financial statements.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                  (UNAUDITED)

       YEAR ENDED APRIL 30, 1997 AND EIGHT MONTHS ENDED DECEMBER 31, 1997

1.   BASIS OF PRESENTATION:

     The pro forma consolidated financial statements of Ritchie Bros. Auctioneers Incorporated (the "Company") are based upon the historical consolidated financial statements of the Company after giving effect to the adjustments described in note 2. These pro forma consolidated financial statements are not necessarily indicative of the results of operations that would have been attained had the Reorganization taken place at the beginning of the periods presented and do not purport to be indicative of the effects that may be expected to occur in the future.

     The pro forma consolidated financial statements have been compiled from financial information in the:

     (a) audited consolidated financial statements of the Company for the year ended April 30, 1997, and the eight months ended December 31, 1997; and

     (b)  the additional information set out in note 2.

     The pro forma consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada, and, except as set forth in note 4, also comply, in all material respects with generally accepted accounting principles in the United States. The pro forma consolidated statements of income exclude non-recurring charges or credits directly attributable to the transactions set out herein.

2.   PRO FORMA STATEMENT OF INCOME ADJUSTMENTS:

     The pro forma consolidated statements of income give effect to the additional income taxes that would have been incurred if the Company had been subject to income taxes based on the tax laws in effect during the respective periods.

3.   SHARE CAPITAL:

     The weighted average number of shares outstanding equals the weighted average shares outstanding as set out in the audited consolidated financial statements of the Company, adjusted to give pro forma effect to the issuance of 2,339,824 Common Shares, being that number of shares the aggregate value of which, when valued at the initial public offering price of $17.00 per share, would equal the excess of the $42.2 million of drawings and dividends over net income for the period. Per share information is presented as if the Common Shares deemed to be issued were issued at the beginning of the periods presented.

4.   UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

     Under accounting principles generally accepted in the United States, the non-recurring costs incurred with respect to the Reorganization of $434,000, the income tax benefit thereon of $56,000, and income taxes of $975,000 incurred on the Reorganization would be charged against income in the eight months ended December 31, 1997.

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE COMMON SHARES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    9
The Reorganization....................   15
Use of Proceeds.......................   16
Dividend Policy.......................   16
Capitalization........................   17
Dilution..............................   18
Selected Consolidated Financial and
  Other Data..........................   19
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations...............   22
Business..............................   28
Management............................   38
Certain Transactions..................   40
Principal Shareholders................   41
Description of Share Capital..........   42
Shares Eligible for Future Sale.......   43
Tax Consequences......................   45
Underwriting..........................   49
Legal Matters.........................   51
Experts...............................   51
Enforceability of Certain Civil
  Liabilities.........................   51
Additional Information................   51
Index to Financial Statements.........  F-1

                               ------------------

  UNTIL APRIL 3, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                2,900,000 SHARES

                                      LOGO

                                 RITCHIE BROS.
                                  AUCTIONEERS
                                  INCORPORATED

                                 COMMON SHARES

                                ----------------
                                   PROSPECTUS
                                ----------------

                              MERRILL LYNCH & CO.
                                  FURMAN SELZ
                           MORGAN STANLEY DEAN WITTER

                                 MARCH 9, 1998
======================================================